Exhibit 10.11

EXECUTION VERSION

TWO INTERNATIONAL PLACE

Boston, Massachusetts

OFFICE LEASE

FUSION PHARMACEUTICALS US INC.

TWO INTERNATIONAL PLACE

Boston, Massachusetts

LEASE dated October 1, 2019

ARTICLE I

REFERENCE DATA

1.1 SUBJECTS REFERRED TO

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article.

LANDLORD:	FORT HILL SQUARE 2 OWNER LLC, a Delaware limited liability company

LANDLORD’S ADDRESS:

c/o PGIM Real Estate
7 Giralda Farms
Madison, NJ 07940
Attention: PRISA—Asset Management

With copies to:

PGIM Real Estate 7 Giralda Farms
Madison, NJ 07940
Attention: Law Department

and

The Chiofaro Company, Inc.
One International Place
46th Floor
Boston, Massachusetts 02110

and

DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attention: William B. Forbush III

TENANT:	Fusion Pharmaceuticals US Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:	Two International Place Fort Hill Square Boston, Massachusetts 02110

TENANT PLAN DELIVERY DATE:	The date that is sixty (60) days following the parties’ execution and delivery of this Lease.

ESTIMATED DELIVERY DATE:	October 1,2019.

TERM COMMENCEMENT DATE:	See Section 2.4.

TERM EXPIRATION DATE:	The last day of the seventy-second (72nd) full calendar month following the Term Commencement Date.

ANNUAL FIXED RENT RATE PER SQUARE FOOT OF RENTABLE FLOOR AREA:

Lease Year 1: $75.00 per square foot of Rentable Floor Area per annum.

Lease Year 2: $76.50 per square foot of Rentable Floor Area per annum.

Lease Year 3: $78.03 per square foot of Rentable Floor Area per annum.

Lease Year 4: $79.59 per square foot of Rentable Floor Area per annum.

Lease Year 5: $81.18 per square foot of Rentable Floor Area per annum.

Lease Year 6: $82.81 per square foot of Rentable Floor Area per annum.

As used above, “Lease Year” shall mean each twelve (12) month period beginning on the Term Commencement Date and on each anniversary thereof, provided that the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

BASE YEAR FOR OPERATING EXPENSES:	Calendar Year 2019.

BASE YEAR FOR TAXES:	Fiscal Year 2020 (i.e., July 1,2019 through June 30,2020).

LAND:	The land described on Exhibit A.

BUILDING:	The entire building and all improvements on the Land excluding the retail space on the lower, ground and second levels and excluding the below-grade parking areas. Such building and improvements comprise the North Tower of the International Place Project, and are known as Two International Place.

PHASE 2:	All of the improvements on the Land (including the Building, courtyard areas, retail space, and parking areas thereon). The retail space located on the lower, ground and second levels of Phase 2 is referred to herein as the “Retail Space.” The below-grade parking areas located in Phase 2 are referred to herein as the “Parking Garage.”

PROJECT:	Phase 2 and the improvements consisting of the One International Place office building and appurtenant courtyard and parking areas (“Phase 1”), all known as International Place, a twin office tower complex located in Boston, Massachusetts on the land bounded by Oliver, High and Purchase Streets.

TOTAL RENTABLE FLOOR AREA OF BUILDING:	751,172 square feet.

PREMISES:	The space delineated on Exhibit B

RENTABLE FLOOR AREA OF PREMISES:	11,644 square feet located on Floor 23

PERMITTED USES:	Executive, professional or corporate offices, including ancillary uses thereof, but specifically excluding medical or dental offices, utility company offices, employment agency offices (other than executive or professional search firms), governmental or quasi-governmental offices, an executive suites business, a virtual office, or a similar provider or user of temporary office space, meeting rooms, and/or professional office services on a contract basis. For purposes hereof, uses ancillary to the Permitted Uses shall include executive kitchen and dining facilities for use by the employees and business invitees of the Tenant so long as the same are not made available for use by the general public.

FINISH WORK ALLOWANCE FOR ORIGINAL PREMISES:	$35.00 per square foot of Rentable Floor Area of Premises.

LETTER OF CREDIT:	$1,465,415.00, in accordance with Article X

TENANT’S MINIMUM NET WORTH:	Not applicable.

GENERAL LIABILITY INSURANCE:	$3,000,000 per occurrence/$5,000,000 aggregate (combined single limit) for property damage, bodily injury or death

LANDLORD’S MANAGING AGENT:	The Chiofaro Company, Inc.

NOTICE ADDRESS FOR LANDLORD’S MANAGING AGENT:	One International Place 7th Floor Fort Hill Square Boston, Massachusetts 02110

BROKER:	T3 Advisors

ELECTRICITY REIMBURSEMENT:	$1.75 per square foot of Rentable Floor Area of Premises, subject to Section 2.7

TENANT’S AUTHORIZED REPRESENTATIVE:	John Crowley

1.2 EXHIBITS

The following is a list of Exhibits attached to this Lease.

Exhibit A. Description of Land.

Exhibit B. Plan of Premises Exhibit C. Work Letter — Finish Work.

Exhibit C-l Furniture Exhibit D. Landlord’s Services.

Exhibit E. Measurement of Rentable Floor Area and Usable Floor Area.

Exhibit F. Tenant and Guarantor Estoppel Certificate.

Exhibit G. Subordination and Non-Disturbance Agreement.

Exhibit H. Tenant Work Insurance Schedule.

Exhibit I. Letter of Credit Requirements.

ARTICLE II

PREMISES; TERM; RENT; OPERATING

EXPENSES; AND ELECTRICITY

2.1 PREMISES AND EXCLUSIONS

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The Premises exclude common areas and facilities of the Project, including without limitation exterior faces of exterior walls, the common stairways and stairwells, the Retail Space, the Parking Garage, entranceways and the ground floor lobby and courtyard areas, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Project (exclusively or in common) and other common areas and facilities. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor. Tenant shall have the right to use three (3) parking passes for the Parking Garage pursuant to the terms of a separate parking agreement.

This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord represents that none of the easements, restrictions, agreements or encumbrances of record, to which the Lease is subject, unreasonably interfere with the use of the Premises for the Permitted Uses.

2.2 APPURTENANT RIGHTS

Tenant shall have, as appurtenant to the Premises, rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given notice): (a) the common lobbies, corridors, stairways, elevators and loading platform of Phase 2, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others;

(a) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Premises; and (d) all other areas or facilities in or about Phase 2 from time to time intended for general use by Tenant, other Building tenants, and Landlord.

2.3 RESERVATIONS

Landlord reserves the right from time to time, without unreasonable (except in emergency) interruption of Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Project, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Project; and (b) to alter or relocate any other common facility, including without limitation the Retail Space, Parking Garage and lobby and courtyard areas. Installations, replacements and relocations referred to in clause (a) above shall be located as far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

2.4 TERM

Landlord shall endeavor, in good faith, to deliver the Premises on or before the Estimated Delivery Date set forth in Section 1.1 above in broom clean condition, free of occupancy rights of others (the “Delivery Condition”). However, in attempting to accomplish the foregoing, Landlord shall not be obligated to exercise any efforts or to expend any sums which are out of the ordinary course of operating Phase 2. Landlord’s failure to cause the Premises to be delivered on or before the Estimated Delivery Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith. The date on which the Premises are delivered to Tenant is referred to herein as the “Delivery Date”. Notwithstanding the foregoing, in the event that Landlord has not delivered the Premises to Tenant in the Delivery Condition on or before the date (the “Outside Date”) that is one hundred twenty (120) days after the Estimated Commencement Date (other than due to a Tenant Delay or event of force majeure), and such delay interferes with or delays Tenant’s performance of Finish Work then Tenant shall be entitled to one (1) day of abatement of Rent and Additional Rent for each day following the Outside Date until Landlord delivers the Premises to Tenant in the Delivery Condition.

The Term shall begin at 12:01 a.m. on the earlier to occur of the following (a), (b) or (c), which date shall be the “Term Commencement Date,” and shall end at 11:59 p.m. on the Term Expiration Date set forth in Section 1.1:

(a) the date Tenant enters into possession of all or any portion of the Premises for the conduct of its business. (The event described in the prior sentence shall not be deemed to occur by virtue of any early entry by Tenant into the Premises under Exhibit C for the construction of Finish Work, the installation or testing of computers or other equipment or the installation of other property of Tenant in the Premises in accordance with Paragraph C.10 thereof);

(b) the Substantial Completion Date; or

(c) the date that is one hundred twenty (120) days following the Delivery Date.

Following the Term Commencement Date, Landlord and Tenant shall execute, acknowledge and deliver an agreement, in recordable form, stating the date on which the Term Commencement Date occurred.

2.5 ANNUAL FIXED RENT

Tenant covenants and agrees to pay the Annual Fixed Rent in Section 1.1 to Landlord in advance in equal monthly installments on the first day of each calendar month during the Term. The monthly installments of Annual Fixed Rent shall equal one-twelfth of the product of the Rentable Floor Area of Premises and the Annual Fixed Rent Rate Per Square Foot of Rentable Floor Area set forth in Section 1.1. All payments shall be due without billing or demand and without deduction (except as otherwise expressly set forth herein), setoff or counterclaim. Tenant shall make a pro-rata payment, on a per diem basis, for any partial calendar month at the beginning or end of the Term. All payments shall be payable to Landlord at its Address, both as specified in Section 1.1, or to such other entities at such other places as Landlord may from time to time designate.

All Annual Fixed Rent, additional charges and other payments due hereunder shall constitute rent. Without limiting the foregoing, Tenant’s obligation so to pay rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided herein) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent.

2.6 ADDITIONAL CHARGES—OPERATING EXPENSES

2.6.1 Additional Charges—General Covenant. Tenant covenants and agrees to pay to Landlord, as additional charges, an amount equal to the sum of (1) the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord’s Operating Expenses per square foot of Rentable Floor Area allocable to Tenant over the Base Operating Expenses per square foot of Rentable Floor Area, plus (2) the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord’s Taxes per square foot of Rentable Floor Area allocable to Tenant over the Base Taxes per square foot of Rentable Floor Area. As used herein, “Base Operating Expenses” and “Base Taxes” mean, respectively, the amounts of Landlord’s Operating Expenses and Landlord’s Taxes per square foot of Rentable Floor Area actually charged to office tenants in the Building for the respective Base Year set forth in Section 1.1 under leases with definitions of Landlord’s Operating Expenses and Landlord’s Taxes equivalent to those in Section 2.6 of this Lease (excluding separately reimbursable restricted items, such as after-hours HVAC charges). Except as provided in the next sentence, Landlord’s Operating Expenses and Landlord’s Taxes per square foot of Rentable Floor Area allocable to Tenant for any period shall be the total amount thereof for such period (actual or extrapolated, as described herein) divided by 95% (or if greater, the percentage occupied) of the Total Rentable Floor Area of the Building provided that, if less than 95% of the Total Rentable Floor Area of the Building is occupied at any time during such period, Landlord may extrapolate components thereof which vary with occupancy as though the Total Rentable Floor Area of the Building had been occupied at all times during such period. In no event shall Landlord collect, in total from Tenant, amounts on account of Landlord’s Operating Expenses which would exceed 100% of Tenant’s allocable share of Landlord’s Operating Expenses for such period. If Landlord is not obligated to furnish cleaning and janitorial services, or any other item, the costs of which are included in Landlord’s Operating Expenses, to all rentable areas of the Building or if Landlord furnishes amounts of any such item to the Premises in return for direct reimbursement of the cost thereof (any such item not furnished to all such rentable areas or furnished to any rentable areas on a direct reimbursement basis is referred to as a “restricted item”), Landlord’s Operating Expenses per square foot allocable to Tenant for any period shall be the sum of the following amounts (x) and (y):

(x) For each restricted item included in Landlord’s Operating Expenses and furnished to the Premises, the cost of such item for the period divided by the total Rentable Floor Area of all premises to which the item is then furnished, or if such item is a directly reimbursable item (not payable under another provision of this Lease), the amount of direct reimbursement divided by the Rentable Floor Area of the Premises.

(y) For all other items included in Landlord’s Operating Expenses, the amount per square foot thereof allocable to Tenant in accordance with the third sentence of this Section 2.6.1.

Appropriate adjustments (including adjustments in Base Operating Expenses and Base Taxes, which are calculated on an annual basis as set forth above) shall be made for any portion of a year at the beginning or end of the Term or for any year during which changes occur in the percentage of occupancy of the Building or in the Rentable Floor Area to which Landlord furnishes restricted items.

2.6.2 Payment. Additional charges for Landlord’s Operating Expenses and Landlord’s Taxes under this Section 2.6 shall be paid for any portion of a month at the beginning of the Term and thereafter in monthly installments on the first day of each calendar month in amounts reasonably estimated by Landlord for the then current calendar year. Landlord may from time to time revise such estimates based on available information relating to Landlord’s Operating Expenses and Landlord’s Taxes or otherwise affecting the calculation hereunder. After the end of each calendar year, Landlord will provide Tenant with a statement, prepared by a representative of Landlord or Landlord’s Managing Agent, of the total amount of additional charges for Landlord’s Operating Expenses and Landlord’s Taxes for such calendar year prepared in accordance herewith and otherwise in accordance with generally accepted accounting principles. Landlord shall use reasonable efforts to provide such statement within 120 days after the end of each calendar year, but the failure to deliver such statement within such period shall not constitute a default by Landlord or affect Tenant’s obligations with respect to such calendar year. Upon issuance of Landlord’s statement, there shall be an adjustment between Landlord and Tenant for the calendar year covered by such statement to the end that Landlord shall have received the exact amount of additional charges shown on the statement. Any overpayments by Tenant hereunder shall be credited against the next payments of additional charges due under this Section 2.6, (or, for the final year of the Term, refunded to Tenant within thirty (30) days after issuance of such year-end statement) provided there are no outstanding amounts due Landlord under this Lease at such time. Any underpayments by Tenant shall be due and payable within thirty (30) days of delivery of Landlord’s statement. With respect to the calendar year in which the Term ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences. Landlord’s statement with respect to Landlord’s Operating Expenses and Landlord’s Taxes shall be binding upon, and may not be disputed by, Tenant unless Tenant believes that the statement is incorrect and such statement is disputed by Tenant (within 90 days of Tenant’s receipt of Landlord’s statement) by a notice to Landlord specifically stating the grounds for dispute. Tenant’s failure so to dispute Landlord’s statement shall constitute a waiver of Tenant’s right to dispute the statement. Notwithstanding any dispute concerning Landlord’s statement, payments shall be made by the parties in accordance with Landlord’s statement at the time and in the manner set forth above, and if necessary there shall be a further adjustment between the parties at the time the dispute is resolved.

2.6.3 Definitions. “Landlord’s Operating Expenses” means all costs of Landlord in owning, servicing, operating, managing, maintaining, and repairing the Building, and providing services to tenants including, without limitation, the costs of the following: (i) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Building and Land, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; (ii) building services furnished to tenants of the Building at Landlord’s expense (including the types of services provided to Tenant pursuant to Section 4.1 hereof) and maintenance and repair of and services provided to or on behalf of the Building performed by Landlord’s employees or by other persons under contract with Landlord or Landlord’s Managing Agent; (iii) utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity (other than electricity to tenants in their premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal; (iv) casualty, liability and other insurance in such amounts and insuring such risks as are required by any Holder or as Landlord may determine from time to time, and unreimbursed costs incurred by Landlord which are subject to an insurance deductible; (v) costs in the nature of common area and facilities costs of the Project allocated to the Building including without limitation, operation, maintenance and servicing of the lobby and courtyard areas, snow plowing and removal, grounds maintenance and the like (provided that the expenses of the courtyard and of other similar common areas used in connection with the Project shall be allocated to Phase 2 in the ratio which the Total Rentable Floor Area of the Building bears to the total Rentable Floor Area of Phase 1 in the absence of circumstances determined by Landlord to dictate a special allocation); and (vi) fees and costs of management and building services (or an allowance therefor) not to exceed the prevailing rate therefor in owner-managed first-class high-rise office towers in the financial district of Boston, Massachusetts plus an imputed cost of any space in the Project occupied without charge by entities providing management services or building services for the Building. To the extent that any component of Landlord’s Operating Expenses or Landlord’s Taxes is attributable in part to the Building and in part to the Retail Space, to Phase 1, or to both, the amount attributable to the Building shall be allocated based on the ratio which the rentable floor area of the Building bears to the total rentable floor area of the Building and the Retail Space, Phase 1, or both, as the case may be, in the absence of circumstances determined by Landlord to dictate a special allocation. If Landlord, in its sole discretion, installs a new or replacement capital item for the purpose of reducing or conserving the use of energy in the Building, complying with any building code or other law, regulation, or legal requirement (except as provided below), complying with requirements of any insurer of Phase 2, or otherwise relating to the operation of the Building, the cost of such item amortized over a reasonable period with interest at the so-called base rate or prime rate from time to time published in the Wall Street Journal (or any comparable financial publication designated by Landlord) shall be included in Landlord’s Operating Expenses. Notwithstanding the foregoing, Landlord’s Operating Expenses shall not include any costs or expenses incurred by Landlord in the original construction and development of the Building; depreciation and other non-cash amortization; payments of principal, interest or other charges on mortgages or other debt, or ground lease rent; costs for which Landlord is separately reimbursed or expected to be reimbursed under insurance policies or otherwise by third parties (including other tenants); any restricted items furnished to other tenants in the Building but not to Tenant hereunder; costs relating to Landlord’s existence as a corporation, partnership or other entity; costs of leasing other rentable areas in the Building, including advertising, leasing commissions, public relations expenses, legal and accounting expenses related to lease negotiations and enforcement of leases, and costs of fix-up of tenant space; the cost of installing or subsidizing any specialty services, such as the parking facility, an observatory, broadcasting or telecommunications facility, retail store, sundries shop, newsstand, cafeteria, hotel or dining facility, or athletic or recreational club; fees, fines or penalties which Landlord is obligated to pay by reason of Landlord’s violation of applicable law or its lease obligations; the incremental increases in premiums for insurance required to be carried by Landlord pursuant to this Lease when such increases are caused by any special hazardous use of the Project by Landlord or other tenants, provided that office, retail, parking, restaurant, and ancillary uses customarily associated with a mixed office and retail project shall not be considered hazardous; costs required to remedy any noncompliance, as of the date hereof, of the Building with applicable law in effect as of the date hereof (as reasonably interpreted by Landlord); capital expenditures, except to the extent provided above; reserves; Landlord’s Taxes; the costs of operating the parking facilities; any costs specifically allocable to the Retail Space as provided above: the costs of environmental testing and complying with applicable federal, state and local laws dealing with the handling, storage and disposal of hazardous materials or substances including, without limitation, assessment and clean-up costs, to the extent caused by the negligence or willful misconduct of Landlord or its agents or employees or any act or omission of another tenant (and excluding costs incurred in the ordinary course of operating an office building); salaries of executives or principals of Landlord above the level of Building manager (except as the same may be reflected in any management or building services fees for the Building (or an allowance therefor) or attributable to actual Building management or operations); and the costs of environmental testing and of complying with applicable federal, state and local laws dealing with the handling, storage and disposal of hazardous materials or substances including, without limitation, assessment and clean-up costs, to the extent caused by the negligence or willful misconduct of Landlord or its agents or employees or any act or omission of another tenant and excluding costs incurred in the ordinary course of operating an office building.

“Landlord’s Taxes” means all taxes, assessments and similar charges assessed or imposed on the Land and Phase 2 for the then current calendar year by any governmental authority attributable to the Building (including personal property associated therewith) which shall be all such charges imposed on Phase 2 (including the Land) less the amount of such charges allocable to the Retail Space and Parking Garage as provided hereunder, and reduced by any net amounts received as an abatement or reduction of taxes for such year. (If for any period the Parking Garage is not assessed separately from the balance of Phase 2, Landlord’s Taxes attributable to the portions of Phase 2 other than the Parking Garage shall be 98.22% of any tax attributable to Phase 2.) The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges shall be included in Landlord’s Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Landlord’s Taxes include expenses, including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Landlord’s Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Landlord’s Taxes exclude income taxes of general application and all estate, franchise, excise, gift, succession, inheritance and transfer taxes. If at any time during the Term there shall be assessed on Landlord, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon Building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Landlord’s Taxes, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord.

2.7 ELECTRICITY

Except as provided in this Section, Landlord shall furnish to Tenant throughout the Term (and as more particularly set forth in Exhibit D) electricity for the operation of lighting fixtures as shown on Exhibit D, and at 120 volt current for the operation of normal office fixtures and equipment, but excluding any high energy consumption equipment. Tenant covenants and agrees to pay, as an additional charge, an annual amount equal to the product of the Electricity Reimbursement specified in Section 1.1 and the number of square feet in the Rentable Floor Area of the Premises. Such amount shall be paid in equal monthly installments (pro-rated for any partial month) on the Term Commencement Date and the first day of each subsequent calendar month during the Term. The Electricity Reimbursement figure in Section 1.1 is based on estimated electricity costs for Building standard lighting and office uses. At any time and from time to time, Landlord may increase the per square foot amount of Electricity Reimbursement provided that such increase (i) results in a rate fairly reflecting Landlord’s then actual cost of supplying such electricity without mark-up and/or (ii) is based on Tenant’s actual consumption of electricity as measured by meter(s) installed for the Premises or (if such meter is not in service or does not apply exclusively to the Premises) on Landlord’s reasonable judgment that Tenant’s electricity consumption exceeds the permitted level of consumption as described in the preceding sentence. Any meter serving the Premises exclusively shall be maintained and repaired by Landlord at Tenant’s expense.

Landlord may, at any time, at its sole election, discontinue the furnishing of electric current upon not less than two months’ notice (or such longer time as may be required to make arrangements with the electric utility for direct service provided Tenant exercises commercially reasonable efforts to complete said arrangements as soon as possible), whereupon Tenant’s obligation to pay additional charges under this Section shall cease. In electing to discontinue furnishing electric current, Landlord shall not discriminate between Tenant and other tenants of the Building similarly situated with respect to the reason for discontinuance of electric service. If Landlord elects to discontinue electric service, Tenant shall contract directly with the utility company supplying electric current and Landlord shall, at its expense, bear all capital costs associated with converting the Premises to utility company service and shall furnish and install, in the Premises or other location, necessary transmission lines and metering equipment used in connection with measuring Tenant’s consumption of electric current. Tenant shall be responsible for maintenance and repair of such transmission and metering equipment during the balance of the Term.

If Tenant requires electricity in excess of that supplied by Landlord or if Tenant, pursuant to this Section, obtains its electricity directly from the utility company, Landlord shall, upon request, cooperate with Tenant in the installation of any equipment, wiring, conduits, and the like required for such electricity to the Premises provided that Tenant shall reimburse Landlord for all additional costs incurred and further provided that Landlord shall not be required to take any action which is inconsistent with applicable law, insurance regulation, or that entails excessive or unreasonable alterations or repairs to the Project or interference with other tenants or occupants of the Project.

ARTICLE III

CONSTRUCTION OF IMPROVEMENTS

3.1 CONSTRUCTION OF THE BUILDING—LANDLORD’S WORK

The following elements of Phase 2 are referred to as “Landlord’s Work”: foundations, floor slabs, roofs, exterior walls and windows, core walls, columns, all central mechanical and electrical systems serving Phase 2 generally, any other mechanical and electrical systems located within core walls, ground floor lobby and courtyard areas, bathrooms and elevator lobbies on multi-tenant floors, and the Parking Garage. Landlord’s Work does not include Finish Work under Section 3.2 and the provision of similar finish work to other occupants. Tenant shall be deemed to have accepted all elements of Landlord’s Work in “AS IS, WHERE IS” condition on the Commencement Date without representation or warranty. Landlord makes no warranty or covenant, express or implied, concerning the construction of Phase 1.

3.2 CONSTRUCTION FOR TENANT—FINISH WORK

“Finish Work” shall mean all Tenant Work (as defined in Section 5.10.1) performed, or to be performed, in or about the Premises which is required initially to put the Premises in condition suitable for Tenant’s use and occupancy. Finish Work shall be provided in accordance with, and subject to, the provisions of Exhibit C. Finish Work shall include one half of the demising walls separating the Premises from other tenant spaces, common areas, and facilities. All Finish Work shall be subject to the terms, conditions and requirements of Section 5.10 to the extent so provided in Exhibit C.

ARTICLE IV

LANDLORD’S COVENANTS

4.1 LANDLORD’S COVENANTS

4.1.1 Building Services. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 4.1.1 and in Exhibit D. Exhibit D is intended to add detail to the provisions of the main body of the Lease, and in case of conflict, the provisions of the main body of the Lease shall control. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request or Landlord may furnish the same without request if Landlord determines that Tenant’s use or occupancy of the Premises necessitates the same (for example where the condition of the Premises necessitates additional cleaning services), and, in either case, the cost of the same (including related expenses such as costs for meter installation and maintenance) at reasonable rates from time to time established by Landlord shall constitute a restricted item allocable to the Premises under Section 2.6.1. Tenant covenants to pay, as additional charges, any amounts billed for restricted items, payable within thirty (30) days after billing. If Landlord provides any services, utilities, facilities or supplies the usage of which is measured by a meter, Landlord may estimate usage based on prior consumption during any period in which such meter is inoperative.

4.1.1.1 Water Charges. Landlord shall furnish hot and cold water for ordinary office cleaning, toilet, lavatory and drinking purposes. If Tenant requires, uses or consumes water for any other purpose, Landlord may either assess on Tenant reasonable charges for additional water, or install a water meter to measure Tenant’s consumption. (The cost of installation and maintenance of any such meter shall be borne by Tenant.) If Tenant’s water consumption is measured by a separate meter, Tenant shall pay for all water so consumed together with the sewer charges based on said meter charges as and when bills are rendered. All piping and other equipment and other facilities for use of water outside the Building core will be installed and maintained by Landlord at Tenant’s cost and expense.

4.1.1.2 Elevator Service. Landlord shall provide necessary passenger elevator facilities on Mondays through Fridays excepting legal holidays from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m. (such hours on such days being referred to as “business days”) and have at least one elevator serving the Premises in operation available for Tenant’s non-exclusive use at all other times.

4.1.1.3 Cleaning. Landlord shall cause the common areas of Phase 2 and the office areas of the Premises to be kept reasonably clean provided the same are maintained and kept in good order by Tenant. Cleaning standards shall be in accordance with Exhibit D.

4.1.1.4 Heat and Air-Conditioning. Landlord shall through the Building heating and air-conditioning system, furnish to and distribute in the Premises heat during the normal heating season on business days and air-conditioning as normal seasonal changes may require on business days when air-conditioning may reasonably be required for the comfortable occupancy of the Premises by Tenant. If Tenant requires additional air-conditioning for business machines, meeting rooms or other purposes, or because of occupancy or unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment and facilities will be installed and maintained by Landlord at Tenant’s sole cost, but only to the extent that the same are compatible with the Project and its mechanical systems. If Tenant requires heating or air-conditioning service beyond normal business hours, in addition to charges for use of heat and air conditioning which are part of Landlord’s Operating Expenses, Tenant agrees to pay Landlord for the cost of such additional use of heating and air conditioning as a restricted item under Section 2.6.1 at Landlord’s then prevailing standard rates for the Building (currently $150 per hour of operation per floor, including any partial floor).

4.1.1.5 Energy Conservation. Tenant agrees to cooperate with Landlord and to abide by all Building regulations which Landlord may, from time to time, prescribe for the proper functioning and protection of the heating, air-conditioning, lighting, and electrical systems and in order to maximize the effect thereof and to conserve heat, air-conditioning, and electricity. Notwithstanding anything to the contrary in this Section 4.1.1 or otherwise in this Lease, Landlord may institute such policies, programs and measures as may be in Landlord’s judgment necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary to comply with applicable codes, rules, regulations or standards.

4.1.2 Repairs. Except as otherwise provided in this Lease, and except for repairs to items referred to below necessitated by Tenant’s act or negligence (which shall be Tenant’s repair obligation under Section 5.1), Landlord shall make such repairs to Landlord’s Work (as defined in Section 3.1) as may be necessary to keep it in good condition consistent with a first class office building.

4.1.3 Building Directory and Office Identification. Landlord shall (a) maintain a reasonable form of Building directory on the ground floor in or on which Tenant will be allowed up to one directory strip of text per thousand rentable square feet of the Premises and (b) install, on the wall of the elevator lobby of any multitenant floor on which the Premises are located, Building standard signage listing Tenant as a tenant on such floor. Such initial Tenant listings shall be made at Landlord’s expense. Landlord shall thereafter change Tenant’s listings, at Tenant’s expense, as requested by Tenant. Landlord shall provide and install at Tenant’s expense, if requested, signage on entry doors to die Premises to identify Tenant’s official name, which shall be in the Building standard graphics and materials, except that Tenant may at its expense install signage identifying its name and logo on its entry door to the Premises using graphics consistent with the first-class character of the Building, as reasonably approved in advance by Landlord. No other sign or other identification shall be used or permitted on any door, window or wall on the exterior of the Premises.

4.1.4 Quiet Enjoyment. Landlord covenants that Tenant, so long as no default exists hereunder beyond applicable notice and cure periods, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of law and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied.

4.1.5 Fire Alarm System and Lobby Attendants. Landlord operates a central fire alarm and emergency communication system for the Building. Landlord may, but shall not be required to, engage one or more attendants to be stationed in or about the Building lobby. Such attendants may, among other things, monitor fire alarm equipment and assist tenants, their invitees, and other visitors entering into the Building at different times of the day. Landlord reserves the right, from time to time throughout the Term, to modify components of the fire alarm and emergency communication system, change the number of lobby attendants, and institute, modify, supplement, or discontinue any access control procedures for the Building or the Project, including without limitation the means by which tenants’ employees, visitors, and other persons typically enter the Building during business hours or at times when the Building is not generally open to the public. Landlord does not warrant or guarantee the effectiveness of any such services or procedures. Tenant expressly disclaims any such warranty, guaranty, or undertaking of any kind by Landlord with respect thereto and acknowledges that any lobby attendants or access control procedures (to the extent from time to time in effect) are solely for the convenience of tenants generally and are not intended to secure the Premises or guarantee the physical safety of tenants’ employees or invitees in or about the Premises or the Project. Without limiting the generality of Sections 5.5 or 5.6, Tenant expressly waives any claim against Landlord or its agents arising as a result of any damage or injury to such persons or property to the maximum extent permitted by law and agrees that, as between Landlord and Tenant, Tenant shall have the responsibility to secure its Premises (subject to Landlord’s approval under Section 5.10 of any installation of any access card readers or other security equipment for the Premises) and to advise its employees and invitees as to the necessity or appropriateness of safety precautions while in or about the Premises or the Project.

4.1.6 Insurance and Indemnity. Landlord shall maintain casualty and liability insurance with types of coverage and in the amounts required from time to time by Landlord’s first mortgagee, or if there is no such requirement, in then commercially reasonable types of coverage and amounts as determined from time to time by Landlord. Except as may be provided in Sections 4.2 and 5.6 and subject to the limitations elsewhere set forth in this Lease, Landlord will cause Tenant to be indemnified and held harmless from and against third party claims against Tenant for damage to property or injuries to persons while on or in the common areas of the Building to the extent due to Landlord’s negligence or willful misconduct.

4.2 INTERRUPTION

Landlord reserves the right to stop any service or utility system when necessary by reason of accident, emergency, or periodic testing or maintenance of building systems, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary interruption of Tenant’s use of the Premises by reason thereof. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes authorized in this Lease or for repairing the Premises or from repairs by Landlord of any portion of the Project however the necessity may occur. If Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services, whether by reason of accident, strike, lockout, interruption, curtailment or diminution of any utility service to the Building, or any other cause, Landlord shall not be liable to Tenant therefor, nor, except as otherwise provided in Section 6.1, shall Tenant be entitled to any abatement or reduction of rent or relief from any other obligations by reason thereof, nor shall the beginning of the Term be delayed, nor shall the same give rise to any claim by Tenant that such failure constitutes actual or constructive, total or partial, eviction from the Premises. In no event shall Landlord be liable for indirect or consequential damages arising out of any interruption of services.

Landlord shall use reasonable efforts to limit the duration of any such interruptions and, upon request, shall from time to time advise Tenant of its good faith estimate of the expected duration of the interruption. Notwithstanding anything to the contrary in this Section 4.2 above, if Tenant is prevented, on account of Landlord’s failure to provide an essential service to be provided under this Lease where the failure is caused by matters within Landlord’s reasonable control, from using all or a substantial portion of the Premises for more than seven (7) consecutive business days following notice to Landlord, then from and after the end of such period until such essential service is restored, Annual Fixed Rent and Additional Rent under Sections 2.6 and 2.7 allocable to the Premises, or a just and proportionate part thereof, shall be abated. As used herein, “essential service” shall mean elevator access, fire and life safety systems, and base building electricity, water and HVAC services for the Premises. This paragraph shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Article VI applies.

ARTICLE V

TENANT’S ADDITIONAL COVENANTS

5.1 MAINTENANCE AND REPAIR

Except for damage by fire or other casualty and reasonable wear, Tenant shall at all times keep the Premises clean, neat and in as good repair, order and condition as the same are at the beginning of the Term or may be put in thereafter. The foregoing shall include without limitation Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair ceiling tiles, lights and light fixtures, drains and the like, and clean the Premises to the extent such cleaning is not to be performed by Landlord under Exhibit D. Tenant shall also maintain and repair all Building standard window blinds, whether currently existing or hereafter installed, in all exterior windows in the Premises. Repairs and replacements shall be equivalents of original work and shall be performed in accordance with the terms, conditions and requirements of Section 5.10.

5.2 USE, WASTE AND NUISANCE

Throughout the Term, Tenant shall continuously occupy the Premises in their entirety (subject to the following sentence), shall use the Premises for the Permitted Uses only, and shall not use the Premises for any other purpose. The foregoing requirement “continuously [to] occupy the Premises in their entirety” shall be deemed to be satisfied if the portions of the Premises that are visible from the elevator lobby or any common corridor on such floor shall be arranged, and furnishing, lighting and cleaning provided, in a manner such that such portions of the Premises appear to be occupied for the Permitted Uses. Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the Project, nor permit the emission therefrom of any objectionable noise, light or odor, nor use or permit any use of the Premises which is improper, offensive, contrary to law or ordinance or which may invalidate or increase the premium for any insurance on the Project or its contents or which may render necessary any alterations or additions in the Project, nor obstruct in any manner any portion of the Project. Tenant shall not, directly or indirectly, cause any labor disharmony and, if Tenant does so cause any disharmony, shall be responsible for all costs incurred to restore labor harmony. If Tenant’s particular use of the Premises (as opposed to general office use) results in an increase in the premium for any insurance on the Project or the contents thereof, Landlord shall notify Tenant of such increase and Tenant shall pay same as additional charges. Tenant may not without Landlord’s consent install in the Premises any pay telephones, vending machines, water fountains, refrigerators, sinks or cooking equipment provided that Landlord’s consent will not be unreasonably withheld with respect to items designed for the convenience of Tenant’s employees which are customary for office employees if Landlord determines that special venting or other matters are not required in connection therewith. Landlord may require that Tenant obtain maintenance, other services, and supplies for such items at competitive rates from Landlord or from an independent vendor designated by Landlord, the cost thereof to constitute a restricted item under Section 2.6.1 for any such item obtained from Landlord.

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials in or from the Premises or cause such release elsewhere in the Project. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances except to use in the ordinary course of Tenant’s business (e.g., cleaning supplies), and then only after written notice is given to Landlord of the identity of such substances or materials (provided that no such notice shall be required for materials used for customary office uses). Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.. the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, and the regulations adopted under these acts. Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning hazardous materials which relates to the Premises or the Project, and (ii) any environmental condition of which Tenant is aware. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then if such release was caused by Tenant or any party claiming under or through Tenant, the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises, and if the requirement applies to the Building generally, then such costs shall be included in Landlord’s Operating Expenses. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord and all other Indemnitees (as defined in Section 5.5) harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses that result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of hazardous materials in or about the Premises by Tenant or any Subtenant (as defined in Section 5.9 hereof) of Tenant or any other party claiming under Tenant is in possession of the Premises, or from a release of hazardous materials elsewhere if caused by Tenant or persons acting under Tenant. Tenant’s obligations hereunder shall survive the expiration or earlier termination of this Lease.

5.3 RULES AND REGULATIONS

Tenant shall, after notice thereof from Landlord, conform to all non-discriminatory rules and regulations now or hereafter promulgated by Landlord for the care and use of the Premises and the Project. Landlord shall use reasonable efforts to enforce such rules and regulations in a non-discriminatory manner, but Landlord shall not be liable to Tenant for any violation thereof by any tenant, occupant, or visitor to the Building.

5.4 SAFETY APPLIANCES

Tenant shall keep the Premises equipped with all safety appliances and permits which, as a result of Tenant’s particular activities, are required hy law or ordinance or any order or regulation of any public authority, shall keep the Premises equipped at all times with adequate fire extinguishers and other such equipment reasonably required by Landlord, and, subject to Section 5.10, shall make all repairs, alterations, replacements, or additions so required as a result of Tenant’s particular activities.

5.5 INDEMNIFICATION AND INSURANCE

Except to the extent arising from the negligence or willful misconduct of Landlord or its agents or employees, Tenant agrees to indemnify and save harmless Landlord and Landlord’s partners, members, shareholders, officers, directors, managers, employees, agents and contractors and any Holder (collectively, the “Indemnitees”) from and against all claims, losses, cost, damages, liability or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring outside of the Premises but on or about the Project, where such accident, damage or injury results or is claimed to have resulted from the negligence or willful misconduct on the part of Tenant or Tenant’s agents, employees, contractors, invitees or sublessees; or (iii) the use or occupancy of the Premises or of any business conducted therein or any thing or work whatsoever done or any condition created (other than by Landlord) in or about the Premises, and, in any case, occurring after the Term Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant or any party acting under Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. In addition to the foregoing, Landlord may make all repairs and replacements to the Project and Premises resulting from acts or omissions of Tenant’s employees, agents, independent contractors or invitees or any other persons acting under Tenant (including damage and breakage occurring as a result of work performed by or for Tenant and when Tenant’s property is being moved into or out of the Project) and Landlord may recover all costs and expenses thereof from Tenant as additional charges. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

Throughout the Term (and such further time as Tenant or any person claiming through Tenant enters onto or occupies any part of the Premises) Tenant shall maintain in a responsible company or companies approved by Landlord and in form satisfactory to Landlord, (a) a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) insuring the Indemnitees, any other parties reasonably designated by Landlord, and Tenant, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage, in amounts not less than those specified in Section 1.1 for General Liability Insurance (as such amounts may, from time to time, be increased by Landlord in its reasonable discretion for tenants leasing premises similar to the Premises), together with workers compensation insurance in statutorily required amounts covering all Tenant employees working in the Premises, and (b) “all risk” property insurance on a “replacement cost” basis insuring against loss or damage to all Tenant Property and Tenant Work. Tenant may satisfy any insurance requirements by including the Premises in a so-called “blanket” or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises pursuant to a “per location” endorsement fulfills the requirements set forth herein. All insurance required to be maintained by Tenant under this Section 5.5 shall be provided by insurance companies qualified and licensed to conduct business in the Commonwealth of Massachusetts with a rating of not less than A:X in the most current issue of Best’s Insurance Reports (or such other rating as Landlord may, from time to time, reasonably require). Each such policy shall be written on an “occurrence” basis and shall include a waiver of subrogation clause or endorsement in accordance with Section 8.12. Each such policy may have a deductible amount (which shall be specified on the insurance certificate provided to Landlord) reasonably approved by Landlord. Each such policy shall be primary to, and not contributory with, any insurance carried by Landlord or the Landlord’s Managing Agent, whose insurance shall be considered excess only. Each such policy shall provide that it will not be subject to cancellation, termination, or change except after at least 30 days’ prior written notice to the Indemnitees and other parties designated by Landlord to the extent that the same is reasonably available in the insurance industry provided, however, that if such notice is not provided by any insurance company, then Tenant shall be responsible for providing such notice to Landlord. A duly executed certificate or certificates for such policies in form satisfactory to Landlord, together with satisfactory evidence of the payment of the premium thereon if requested by Landlord, shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, upon renewals of such policies, not less than ten (10) days prior to the expiration of the term of such coverage. Tenant hereby authorizes Landlord, at Landlord’s option, in the event Tenant fails to perform the repair or restoration work under Section 6.1 and upon reasonable prior notice, to collect, adjust and compromise any claim under such insurance with respect to loss or damage to Tenant Work (but not Tenant Property) located in the Premises. If Tenant fails to comply with any of the foregoing requirements within applicable notice and cure periods, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as additional charges, the premium cost thereof upon demand. The covenants of this paragraph shall survive the expiration of the Term or earlier termination of this Lease.

5.6 TENANT’S PROPERTY

All furnishings, fixtures, equipment, and other personal property and effects of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Project or in transit thereto or therefrom (collectively, “Tenant Property”) shall be at the sole risk of Tenant to the maximum extent permitted by law and shall be kept insured by Tenant throughout the Term at Tenant’s expense in accordance with Section 5.5. Tenant

Property expressly includes all business fixtures and equipment, including without limitation any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Project. If the whole or any part of Tenant Property or Tenant Work shall be destroyed or damaged by fire, water or otherwise, by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or crime, or from any other cause, to the maximum extent permitted by law no part of said loss or damage is to be charged to or be borne by Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord has been negligent in the selection of such persons.

Certain furniture is located in the Premises as shown on the list of furniture attached hereto as Exhibit C-l, which shall be delivered to Tenant with the Premises upon Tenant’s payment to Landlord in the amount of One Dollar ($1.00). Landlord agrees that such furniture shall be available for Tenant’s use during the Term of the Lease in its as-is condition. Landlord makes no representations or warranties as to the condition or suitability of such furniture for Tenant’s use. Landlord shall have no other obligation or liability with respect to any such furniture, and such furniture shall constitute Tenant Property for all purposes under the Lease; provided, however that Landlord shall retain title to such furniture and reserves the right to require Tenant to surrender all or part of such furniture upon the expiration or earlier termination of the Lease in as good condition as when delivered to Tenant, subject to reasonable wear and tear. In addition, Tenant agrees that it shall not permit or cause any lien and/or security interest to be granted in any of such furniture during the Term of the Lease. Notwithstanding the foregoing, if Tenant desires to discard any such furniture for any reason during the Term of the Lease, then Tenant shall notify Landlord of such desire, specifying the items of furniture Tenant desires to discard. If Landlord does not inform Tenant within seven (7) days after receipt of any such notice that Tenant should return such items to Landlord, then Tenant may discard such items at Tenant’s sole cost.

5.7 ENTRY FOR REPAIRS AND INSPECTIONS

Tenant shall permit Landlord and its agents to enter and examine the Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary or appropriate to satisfy its obligations under this Lease or to maintain the Building as a first class office building (but without any obligation to do so, except as expressly provided for herein), to remove at Tenant’s expense any Tenant Work, including any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing, and to show the Premises to prospective tenants (only during the last nine (9) months of the Term), prospective purchasers and mortgagees from time to time.

5.8 EXPENSES AND ATTORNEYS’ FEES

Tenant shall pay as additional charges Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.

5.9 ASSIGNMENT, SUBLETTING

Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises by anybody other than Tenant (all or any of the foregoing actions are referred to as “Subleases” and all or any of assignees, subtenants, licensees, and other such parties are referred to as “Subtenants”) without obtaining, on each occasion, the prior consent of the Landlord. Landlord’s consent to a proposed sublease shall not be unreasonably withheld, delayed, or conditioned, it being understood that (i) Landlord may consider, among other things, whether the proposed subtenant is a reputable organization which will not detract from the first-class character of the Building and Project, and (ii) the proposed sublease must comply with all other provisions of this Lease (including, without limitation, this Section 5.9), must not alter Landlord’s rights under the Lease, and must not impose any additional obligation on Landlord.

Subject to the terms and conditions regarding a Permitted Transfer, a Sublease shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise.

Notwithstanding the foregoing, the following transactions (each, a “Permitted Transfer” to a “Permitted Transferee”) shall not require consent of Landlord (and shall not be subject to the recapture and profit sharing provisions set forth below) provided that Landlord shall receive prior notice thereof plus reasonable evidence upon closing that the transaction is in fact one of the following (and provided further that the proposed Sublease complies with all other provisions of this Lease, including, without limitation, this Section 5.9, does not alter Landlord’s rights under the Lease, and does not impose any additional obligation on Landlord):

(a) Any assignment to an entity of comparable creditworthiness to the Tenant originally named herein and which succeeds to all or substantially all of the business and assets of Tenant, whether by way of merger, consolidation or otherwise or to an entity (including an affiliate of Tenant) of comparable creditworthiness to the Tenant originally named herein (or otherwise acceptable to Landlord) and which acquires all or substantially all of the stock or assets of Tenant; and

(b) Any sublease to an entity which directly or indirectly controls, is controlled by, or is under common control with Tenant. For purposes of this clause (b), control shall mean possession of more than fifty percent (50%) ownership of the shares of beneficial interest of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers.

Unless Landlord’s consent specifically provides otherwise with respect to a particular proposed Subtenant, Tenant shall not offer to make or make a Sublease to or from any of the following: (i) a tenant in the Project; (ii) any party with whom Landlord, the landlord of Phase 1, or any other affiliate of Landlord is then or has been within the preceding nine (9) month period in bona-fide negotiations with respect to space in the Project; (iii) any entity owned by, owning, or affiliated with, directly or indirectly, any tenant or party described in clauses (i) and (ii) hereof; or (iv) any party which would be of such type, character or condition as to be inappropriate, in Landlord’s judgment, as a tenant for a first class office building. In cases of subleases for a sublease term of three (3) years or less, Tenant shall not, without Landlord’s approval, offer to make or make a Sublease of all or any portion of the Premises unless the aggregate rent and other charges payable to Tenant under such Sublease equal or exceed 75% of the then prevailing rent rate being quoted for comparable space with a comparable term in the Project. In all other cases, Tenant shall not, without Landlord’s approval, offer to make or make a Sublease of all or any portion of the Premises (other than as set forth in the immediately preceding sentence) unless the aggregate rent and other charges payable to Tenant under such Sublease equal or exceed the aggregate rent and other charges payable hereunder (pro-rated for a Sublease of less than all of the Premises), and the then prevailing rent rate being quoted for comparable space with a comparable term in the Project. Tenant’s request for consent to a Sublease shall include a copy of the proposed Sublease instrument, if available, or else a statement of the proposed Sublease in detail satisfactory to Landlord, together with reasonably detailed financial, business and other information about the proposed Subtenant Except in the case of a Permitted Transfer, Landlord shall have the option (but not the obligation) to terminate the Lease with respect to the portion of the Premises which Tenant proposes to Sublease effective upon the date of the proposed Sublease and continuing for the proposed term thereof by giving Tenant notice of such termination within 60 days after Landlord’s receipt of Tenant’s request. Except in the case of a Permitted Transfer, if Tenant does make a Sublease hereunder, and if the aggregate rent and other amounts payable to Tenant under and in connection with such Sublease (including without limitation any amounts for leasehold improvements or on account of Tenant’s costs associated with such Sublease) exceed the rent and other charges due hereunder with respect to the space and time period in question, after deducting all reasonable and customary costs incurred by Tenant for brokerage commissions payable on the Sublease rent, legal expenses, and tenant improvement costs in connection with the Sublease, Tenant shall pay to Landlord, as an additional charge, fifty percent (50%) of the amount of such excess. If the amount of rent and other charges payable under a Sublease is not readily ascertainable, such amount may, at Landlord’s option, be deemed to equal the fair market rent then obtainable for the space in question.

Tenant shall pay to Landlord, as an additional charge, Landlord’s reasonable legal fees and other expenses incurred in connection with any proposed Sublease, including fees for review of documents and investigations of proposed Subtenants. Notwithstanding any such Sublease, the original Tenant named herein shall remain directly and primarily obligated under this Lease.

If Tenant enters into any Sublease with respect to the Premises (or any part thereof), Landlord may, at any time and from time to time, require that such Subtenant agree directly with Landlord to be liable, jointly and severally with Tenant, to the extent of the obligation undertaken by or attributable to such Subtenant, for the performance of Tenant’s agreements under this Lease (including payment of rent and other charges under the Sublease), and every Sublease shall so provide. In the event a default by Tenant under this Lease beyond any applicable notice and cure period, Landlord may collect rent and other charges from the Subtenant and apply the net amount collected to the rent and other charges hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of Section 5.9, or the acceptance of the Subtenant, as a tenant; or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Sublease shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Sublease. Any requested consent to a Sublease shall not be deemed given unless and until Landlord, Tenant, and the proposed Subtenant shall have executed and delivered a consent agreement in form and substance satisfactory to Landlord.

Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any Subtenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

5.10 TENANT WORK

5.10.1 General. “Tenant Work” shall mean all tenant improvements, additions, alterations, and work in or to the Premises, including without limitation all work performed initially to put the Premises in condition suitable for Tenant’s use and occupancy, demolition and the installation, maintenance or repair of improvements, additions and alterations therein and thereto, as well as (where the context requires) such improvements, additions and alterations themselves. Tenant Work excludes (i) Landlord’s Work (as defined in Section 3.1), (ii) repairs performed by Landlord under Section 4.1.2, and (iii) the installation, maintenance and repair of Tenant’s decorations, movable furnishings and business fixtures and equipment (including computer, telephone and telecommunications equipment) as well as (where the context requires) such decorations, movable furnishings and business fixtures. Without limiting the generality of the foregoing, Tenant Work shall specifically include all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains, perimeter lighting, and the like). (The requirements of this Section 5.10 shall also be deemed to apply to the installation, maintenance or repair of any Tenant Property that is to be affixed or attached to the Premises or that affects any Building systems, structural elements, or areas outside the Premises.) All Tenant Work shall be subject to Landlord’s prior approval (which shall not be unreasonably withheld, conditioned or delayed, so long as such Tenant Work complies with the provisions of this Lease) and shall be arranged and paid for by Tenant as provided herein. Tenant shall not perform any Tenant Work in or to the Premises which would in Landlord’s reasonable judgment (i) in any manner affect any structural component of the Project (including, without limitation, exterior walls, exterior windows, core walls, columns, roofs, or floor slabs), (ii) in any respect be incompatible with the electrical or mechanical components or systems of the Project, (iii) affect in any respect space or areas in and around the Project other than the Premises (including the exterior of the Project), (iv) change the uniform exterior appearance of the Project (including the windows therein), (v) diminish the value of the Premises for any general purpose office use (beyond a de minimis extent), (vi) or require any unusual expense to re-adapt the Premises for any general purpose office use. In addition, with respect to any floor not occupied entirely by Tenant, Tenant shall neither propose nor effect any Tenant Work consisting of improvements, additions, or alterations to the entranceway to the Premises or any adjoining elevator lobby, corridor, or common area. All Tenant Work shall conform to a floor loading limit of live load: 50 pounds per square foot and allowance for partitions of 20 pounds per square foot.

5.10.2 Construction Documents. No Tenant Work shall be effected except in accordance with complete, consistent, final construction drawings and specifications (“Construction Documents”) approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed so long as the Construction Documents comply with this Section 5.10. (Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s prior approval of the Construction Documents for Tenant Work in the Premises, provided that such alterations (i) comply with Section 5.10.1 and do not affect any mechanical, electrical, or plumbing work or life safety or other Building systems or any structural elements of the Building, (ii) the cost of such alterations does not exceed, in the aggregate for such work and all related alterations, $50,000 and (iii) such alterations shall otherwise be performed by Tenant, with reasonable prior notice to Landlord, in accordance with the terms and provisions of this Lease including, without limitation, this Section 5.10.) The Construction Documents shall be prepared by an architect retained by Tenant and approved by Landlord in advance (“Tenant’s Architect”). Tenant’s Architect shall be experienced in the construction of tenant space improvements in first-class office buildings in the downtown Boston area. Tenant shall also retain the services of the mechanical, electrical and structural engineers engaged by Landlord for the Project to assist in the preparation of the Construction Documents if any proposed Tenant Work shall in any way affect, respectively, the mechanical, electrical or structural systems, facilities or equipment in the Project. Tenant shall be solely responsible for the liabilities of and expenses of all architectural and engineering services relating to the Tenant Work. Tenant shall also be responsible for the adequacy, accuracy, and completeness of the Construction Documents, notwithstanding that such Construction Documents have been approved by Landlord, even if Tenant’s Architect or engineers have been otherwise engaged by Landlord in connection with the Project. The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work (including all architectural, mechanical, electrical and structural drawings and detailed specifications), shall be fully coordinated with one another and with field conditions as they exist in the Premises and elsewhere in the Project, and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Project. At Tenant’s request, Landlord shall provide, at Tenant’s expense, copies of existing architectural, mechanical, electrical and structural drawings pertaining to the Premises. However, Tenant’s Architect shall ascertain all field dimensions and conditions which may be different from those shown on such drawings.

Submission of the Construction Documents to Landlord for approval shall be deemed a warranty by Tenant that all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations, building codes, and reasonable and prudent design standards for a first-class office building, (ii) does not in any manner affect any structural component of the Project (including, without limitation, exterior walls, exterior windows, core walls, columns, roofs or floor slabs), (iii) is in all respects compatible with the mechanical, electrical and structural components and systems of the Project, (iv) does not affect any space or area in or around the Project other than the Premises (including the exterior of the Project), (v) conforms to a floor loading limit of live load: 50 pounds per square foot and allowance for partitions of 20 pounds per square foot, (vi) and with respect to all materials, equipment and special designs, processes, or products, does not infringe on any patent or other proprietary rights of others. Landlord’s approval of Construction Documents shall signify Landlord’s consent to the Tenant Work shown thereon only and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, coordination of any aspect of the Tenant Work with any other aspect of the Tenant Work or any component or system of the Project, or the feasibility of constructing the Tenant Work without damage or harm to the Project, all of which shall be the sole responsibility of Tenant.

Tenant and Tenant’s Architect hereby grant an irrevocable license to Landlord to use the Construction Documents for their intended purpose related to the Tenant Work without incurring any liability to Tenant, Tenant’s Architect, or any other person or entity who assisted in the preparation of, or who may have an interest in, the Construction Documents. Promptly after completion of the Tenant Work in question, Tenant shall provide Landlord with a CAD version of the “as built” drawings of the Premises as improved by the Tenant Work.

5.10.3 Performance of Tenant Work. The identity of any person or entity other than Landlord, Landlord’s Managing Agent, or any contractor employed by Landlord or Landlord’s Managing Agent, but including any employee or agent of Tenant, performing any Tenant Work (‘Tenant Independent Contractor”) shall be subject to Landlord’s prior approval obtained in connection with each instance of Tenant Work, such approval not to be unreasonably withheld if the proposed contractor is an experienced, qualified contractor in the construction of tenant improvements in comparable major first-class office buildings in downtown Boston of comparable quality and otherwise satisfies the requirements set forth in this Lease.

Tenant shall adhere to the following requirements in performing all Tenant Work. Tenant shall procure all necessary governmental permits, licenses and approvals before undertaking any Tenant Work. All Tenant Work shall be performed at Tenant’s risk in compliance with all applicable laws, codes and regulations and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached hereto as Exhibit H and such other insurance as may be required by Landlord covering any additional hazards due to such Tenant Work. In the event that a notice of contract is recorded or a lien against the Land or the Property is otherwise asserted in connection with any Tenant Work (other than as a result of Landlord’s failure to pay the Finish Work Allowance then due to Tenant under Exhibit C), Tenant (i) shall cause the same to be discharged by payment or filing a bond within ten (10) days after Tenant has notice (from any source) thereof, (ii) shall reimburse, indemnify and hold harmless Landlord for, from and against all loss, cost, and expenses arising from such notice of contract or lien and from any failure timely to cause the discharge under clause (i), and (iii) if Landlord so requests with respect to Tenant’s on-going or subsequent performance of any Tenant Work, shall thereafter obtain and furnish to Landlord a statutory lien bond pursuant to M.G.L. c. 254, § 12 or any successor statute (or such other protection of Landlord’s interest in the Project against liens as Landlord or Landlord’s mortgagee may reasonably require), in each case for the benefit of

Landlord and any mortgagee of the Project or any part of it. It shall be a condition of Landlord’s approval of any Tenant Work that certificates of such insurance and, if required pursuant to the foregoing provision, a lien bond in recordable form, both issued by responsible insurance companies qualified to do business in Massachusetts and reasonably approved by Landlord, shall have been deposited with Landlord, that Tenant has provided Tenant’s certification of the insurable value of the Tenant Work in question for casualty insurance purposes, and that all of the other conditions of the Lease have been satisfied. Tenant shall pay to Landlord, as an additional charge, Landlord’s reasonable out-of-pocket expenses and charges for reviewing proposed Tenant Work, coordinating or supervising construction activities, and inspecting the installation of such work and, if Tenant engages Landlord or its agent to perform construction management services, a construction management fee in accordance with a separate agreement; provided, however, that in no event shall any such action by Landlord or its agent be deemed to create any liability or obligation on the part of Landlord with respect to the Tenant Work. Tenant shall pay to Landlord, as an additional charge, the costs of electricity and any other services provided by Landlord to the Premises or Tenant or its contractors) in connection with such work. At all times while performing Tenant Work, Tenant and each Tenant Independent Contractor shall not discriminate against any individual because of race, color, sex, religion or national origin, and will, as may be required by the City of Boston or any other public authority having jurisdiction, comply with all applicable laws, regulations and equal opportunity policies, including any applicable City of Boston Ordinances and the requirements of the Sale and Construction Agreement dated May 30, 1984, as now and hereafter amended from time to time, recorded at the Suffolk County Registry of Deeds in Book 11349, Page 2.

In performing Tenant Work, each Tenant Independent Contractor shall comply with Landlord’s reasonable requirements relating to the time and methods for such Tenant Work, use of delivery elevators and other Project facilities; and no Tenant Independent Contractor shall ever interfere with, or disrupt, any other tenant or other person using the Project. Each Tenant Independent Contractor shall in all events work on the Premises without causing labor disharmony or coordination difficulties, and without causing any delays to, or impairing any guaranties, warranties or obligations of, any contractors of Landlord. If any Tenant Independent Contractor uses any Project services or facilities, such persons, jointly and severally with Tenant, shall agree to reimburse Landlord for the cost thereof based on Landlord’s schedule of charges established from time to time (and if no such charges have been established, then based on Landlord’s reasonable charge established at the time). Each Tenant Independent Contractor shall, by its entry into the Project, be deemed to have agreed to indemnify and hold the Indemnitees harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by such person while in the Project, to the same extent as Tenant has so agreed in Section 5.5 of the Lease to indemnify the Indemnitees, the indemnities of Tenant and each Tenant Independent Contractor to be joint and several. Prior to commencing any Tenant Work, Tenant shall cause each Tenant Independent Contractor (and, if requested by Landlord, each subcontractor) to execute and deliver the Tenant Work Insurance Schedule in the form attached or in such other form as Landlord may from time to time prescribe.

5.10.4 Payment for Tenant Work. Tenant shall timely pay the entire cost of all Tenant Work (except to the extent of any Finish Work required to be performed or paid for by Landlord under Exhibit C, for which payment shall be made as provided in Exhibit C) so that the Premises shall always be free of liens for labor or materials. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the estate or interest of Landlord in and to the Premises, Phase 2, or the Land, and upon Landlord’s request, to the maximum extent permitted by law, Tenant shall cause any Tenant Independent Contractor to execute and deliver an acknowledgement confirming the same in such form as Landlord may from time to time prescribe. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Project (or any part thereof) which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to Landlord and shall promptly discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has notice (from any source) of such mechanic’s lien. For the avoidance of doubt, the parties hereby confirm and agree that the term “labor and materials” as used herein shall be deemed to include, among other things, design professional services under M.G.L. c. 254 (or any successor statute) and that the provisions of this Section 5.10.4 shall survive the expiration or earlier termination of this Lease.

5.11 HEAVY EQUIPMENT

Tenant will not bring into or install in the Premises any safes, or bulky or heavy furnishings, equipment, or machines without the prior approval of Landlord as to methods and scheduling of transportation and installation (Landlord may prohibit installation if the weight of any such item will exceed a floor loading limit of live load: 50 pounds per square foot and allowance for partitions of 20 pounds per square foot, or if Landlord decides that the same will cause vibration, odor or noise to be transmitted to the Project structure or to areas outside the Premises), nor shall Tenant move any furniture, furnishings, equipment or machines into or out of the Project except by prior arrangement with and approval of Landlord and by reimbursing Landlord for any expenses incurred in connection therewith (including costs of supervision, and the like).

5.12 SURRENDER

At the expiration of the Term or earlier termination of this Lease, without the requirement of any notice, Tenant shall peaceably surrender the Premises including all Tenant Work (such Tenant Work to be in conformity with the provisions hereof) and all replacements thereof, including carpeting, any water or electricity meters, and all fixtures, partitions, or other portions of Tenant Work in any way bolted or otherwise attached to the Premises (which shall become the property of Landlord), provided, however, that Tenant shall remove all Tenant Property, restore any slab penetrations made by Tenant, and remove any subtenant demising walls, private bath or shower facilities, and other Tenant Work that Landlord may direct Tenant to remove (which items Landlord will designate at the time of Landlord’s approval of such work, if requested by Tenant in its submission for such Landlord approval), and leave the Premises and improvements in the condition in which the same are required to be maintained under Section 5.1. Tenant shall, on or before the expiration or earlier termination of this Lease, remove the goods, effects, fixtures, and improvements which Tenant is required or permitted to remove in accordance with the provisions of this Section, making any repairs to the Premises and other areas necessitated by such removal and leaving the Premises clean and tenantable. Should Tenant fail to remove any of such items, Landlord may have them removed forcibly, if necessary, and store any of Tenant’s property in a public warehouse at the risk of Tenant. If such items are not removed from storage within thirty (30) days, such items may be sold by any customary methods in order to pay storage costs and other expenses of Landlord. The expense of such removal, storage and reasonable repairs necessitated by such removal shall be borne by Tenant or reimbursed by Tenant to Landlord.

5.13 PERSONAL PROPERTY TAXES

Tenant shall pay promptly when due all taxes (and charges in lieu thereof) imposed upon personal property in the Premises, no matter to whom assessed (including, without limitation, fixtures, equipment and all Tenant Work).

ARTICLE VI

CASUALTY AND TAKING

6.1 DAMAGE BY FIRE OR CASUALTY

If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last two paragraphs of this Section 6.1, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any Holder) to repair or cause to be repaired such damage, including such Tenant Work as shall have been so damaged. All such repairs made necessary by any act or omission of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs are less than the deductible amount in Landlord’s insurance policy. All repairs to Tenant Work shall be performed by Landlord at Tenant’s expense. The cost of all repairs performed under this Section 6.1 by Landlord at Tenant’s expense (including costs of design fees, financing, and charges for administration, overhead and construction management services by Landlord and Landlord’s contractor) shall constitute an additional charge hereunder. All repairs to and replacements of property which Tenant is entitled to remove shall be made by and at the expense of Tenant. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage the Annual Fixed Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty, provided, however, that if Landlord or any Holder shall be unable to collect the insurance proceeds (including rent insurance proceeds) applicable to such damage because of some action or inaction on the part of Tenant, or the employees, licensees or invitees of Tenant, the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of rent. Landlord shall not be liable for delays in the making of any such repairs which are due to government regulation, casualties and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last twenty-four months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Fixed Rent payable hereunder for die period from the estimated completion date of repair until the end of the Term, (ii) at any time the Project (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Project (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Project occurs by fire or other insured casualty and any Holder shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the Term hereof maybe terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any Holder regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Fixed Rent and additional charges under Section 2.6.1 shall be apportioned as of such date.

If any portion (other than a portion which, if not repaired, would not unreasonably affect Tenant’s use of the Premises for the Permitted Uses) of the Premises or Phase 1 is damaged by fire or other casualty and Landlord determines that the same cannot be substantially completed within nine (9) months thereafter, or Landlord has not within nine (9) months of such casualty substantially completed (subject only to punchlist type items the completion of which does not unreasonably interfere with the Tenant’s use of the Premises) repair of such damage, then, within thirty (30) days of Landlord’s notice to Tenant of such determination or thirty days after such twelve-month period has expired, as applicable, Tenant may terminate this Lease by notice to Landlord effective on the thirtieth (30th) day after such notice is given, provided that such termination notice shall be effective only if repair of the damage in question has not been substantially completed before the date of termination. If such casualty occurs during the last year of the Term, the nine-month period referenced in the preceding sentence shall be deemed to refer to one half of the portion of the Term remaining as of the date of such casualty. If Tenant fails timely to exercise its right to terminate under this Section 6.1, Tenant shall not have any further such right.

6.2 CONDEMNATION -EMINENT DOMAIN

In case during the Term all or any substantial part of the Premises or Phase 2 or the common areas of the Project are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord’s election, which may be made (notwithstanding that Landlord’s entire interest may have been divested) by notice given to Tenant within 90 days after the election to terminate arises, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than 15 nor more than 30 days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such taking, subject, however, to the following provisions. If in any such case the Premises are rendered unfit for use and occupation and this

Lease is not terminated, Landlord shall use due diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section) to put the Premises, or what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.12), into proper condition for use and occupation and a just proportion of the Annual Fixed Rent and additional charges under Section 2.6.1 according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and additional charges under Sections 2.6 and 2.7 shall be abated for the remainder of the Term.

If Landlord neither has elected to terminate this Lease as provided above in this Section 6.2 nor has so put the Premises or what may remain thereof into such proper condition for use and occupation (subject only to punchlist type items the completion of which does not unreasonably interfere with Tenant’s use of the Premises) within ninety (90) days after Landlord’s right to terminate this Lease under this Section 6.2 arises, then, within ten (10) days after such 90 day period has expired, Tenant may terminate this Lease by notice to Landlord effective on the thirtieth (30th) day after such notice is given, provided that such termination notice shall be effective only if restoration of the Premises or the portion in question has not been substantially completed before the date of termination. If Tenant fails timely to exercise its right to terminate under this Section 6.2, Tenant shall not have any further such right.

6.3 EMINENT DOMAIN AWARD

Except for Tenant’s relocation expenses (specifically so designated by the court or authority having jurisdiction over the matter) Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, the Project or the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof.

6.4 TEMPORARY TAKING

In the event of any taking of the Premises or any part thereof for temporary use for a period of nine (9) months or less, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Section 5.12 with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

ARTICLE VII

DEFAULT

7.1 TERMINATION FOR DEFAULT OR INSOLVENCY

This Lease is upon the condition that (1) if Tenant shall fail to perform or observe any of Tenant’s covenants, and if such failure shall continue, (a) in the case of rent or payment of additional charges or any sum due Landlord hereunder, for more than five (5) days after written notice, or (b) in case of failure timely to submit the Construction Documents for Finish Work (as required under Section C.l of Exhibit C) for more than twenty-one (21) days after the Tenant Plan Delivery Date, or (c) in any other case, after notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than 30 days and Tenant so notifies Landlord within 20 days after Landlord’s notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun within such 30-day period and such delay does not cause increased risk of damage to person or property), provided, however, that there shall be no cure period for any failure to perform any obligations under Section 5.12, or (2) if three or more notices under clause (1) hereof are given in any twelve month period (failure to pay rent or any other sum for more than 3 days after the particular due date shall have the same effect under this clause (2) as such a notice); (3) if Tenant shall (for more than 30 days) fail to occupy or shall vacate all or any portion of the Premises (provided, however, that this clause (3) shall not apply so long as the areas of the Premises that are visible from the elevator lobby or corridor of any multi-tenant floor on which the Premises are located shall be arranged, and furnishing, lighting and cleaning provided, in a manner such that the Premises appear to be occupied for the Permitted Uses irrespective of whether Tenant shall actually be using the Premises for the conduct of its business); (4) if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant’s property or the property of any guarantor of Tenant’s obligations hereunder (“Guarantor”) for the benefit of creditors; or (5) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or the Guarantor’s property and such appointment is not discharged within 90 days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or the Guarantor under any bankruptcy law or is filed against Tenant or the Guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within 90 days from the date upon which it is filed, then, and in any of said cases, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after seven days’ notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Landlord and Tenant waive trial by jury in any action to which they are parties. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of rent unless Tenant has no right to commence an independent proceeding to seek to recover on account of such claim.

7.2 REIMBURSEMENT OF LANDLORD’S EXPENSES

In the case of termination of this Lease pursuant to Section 7.1, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, tenant improvement allowances, costs of preparing space, and the like), which amounts shall be pro-rated on a straight-line basis in relation to the portion of the replacement lease term that falls within the period ending on the date that the Term would have expired in the absence of such termination, and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

7.3 DAMAGES

Landlord may elect by written notice to Tenant within one year following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent and additional charges which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the rent and additional charges payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s additional charges under Section 2.6 is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of major office buildings in downtown Boston. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. If, at the end of the Term, the rent which Landlord has actually received from the Premises is less than the aggregate fair market rent estimated as aforesaid, Tenant shall thereupon pay Landlord the amount of such difference. If and for so long as Landlord does not make the election provided for in this Section 7.3 above, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month which would have been included in the Term, representing the excess of the rent which would have been paid in accordance with this Lease (Annual Fixed Rent under Section 2.5, and additional charges which would have been payable under Section 2.6 to be ascertained monthly) over the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 7.2 which have not been reimbursed by Tenant thereunder).

In lieu of the damages, indemnity, and full recovery by Landlord of the sums payable under the foregoing provisions of this Section 7.3, Landlord may, by written notice to Tenant within six months after termination under any of the provisions contained in Section 7.1 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as minimum liquidated damages under this Section 7.3, an amount equal to (i) the aggregate of the Annual Fixed Rent under Section 2.5 and additional charges under Section 2.6 for the twelve-month period ending one year after the termination date (or, if lesser, for the balance of the Term had it not been terminated), plus (ii) the amount of Annual Fixed Rent and additional charges of any kind accrued and unpaid at the time of termination, and minus (iii) the amount of any recovery by Landlord under the foregoing provisions of this Section 7.3 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 7.2). The amount under clause (i) represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors. Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 7.2.

Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like (collectively “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any event under Section 7.1 and the lapse of any applicable grace or notice period, any Free Rent Amounts (less a prorated portion thereof in the proportion that the number of months of the Term for which Tenant made payment of all Annual Fixed Rent bears to the total number of months in the Term) shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 7.1, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

7.4 MITIGATION

Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate and to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Project.

7.5 CLAIMS IN BANKRUPTCY

Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

7.6 INTEREST ON UNPAID AMOUNTS

If any payment of Annual Fixed Rent, additional charges, or other payment due from Tenant to Landlord is not paid when due, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord interest on such unpaid amount equal to 1.5% of the amount in question for each month and for each part thereof during which said delinquency continues; provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law.

7.7 FINANCIAL STATEMENTS

Upon Landlord’s request from time to time but not more frequently than once in any twelve (12) month period except in connection with a sale of the Building or a financing or re-financing thereof, or during any period where Tenant is in default hereunder, Tenant shall provide to Landlord the financial statements for Tenant and any Guarantor for its most recent fiscal year and fiscal quarter in the form customarily prepared for its internal reporting purposes and certified by an officer of Tenant.

7.8 VACANCY DURING LAST SIX MONTHS

If Tenant vacates substantially all of the Premises at any time within the last 6 months of the Term, Landlord may enter the Premises and commence demolition work or construction of leasehold improvements for future tenants. The exercise of such right by Landlord will not affect Tenant’s obligations to pay Annual Fixed Rent or additional charges with respect to the Premises, which obligations shall continue without abatement until the end of the Term.

7.9 LANDLORD DEFAULT

In no event shall Landlord be deemed to be in default of its obligations under the Lease unless Tenant has given Landlord written notice specifying such default and Landlord has failed to cure such default within thirty (30) days after Landlord receives such notice or such longer period of time as Landlord may reasonably require to cure such default. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Annual Fixed Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. This Lease shall be construed as though Landlord’s and Tenant’s covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary.

ARTICLE VIII

MISCELLANEOUS

8.1 MEASUREMENT OF FLOOR AREA

The Rentable Floor Area of the Premises originally leased to Tenant shall be conclusively deemed to be as specified in Section 1.1. Any change in the Rentable Floor Area of the Premises on account of expansion, casualty, or the like shall be determined in accordance with Exhibit E. The Rentable Floor Area of the Building as specified in Section 1.1, if changed on account of expansion, casualty or the like, shall be determined from time to time by Landlord based on area computations supplied by the Architect in accordance with Exhibit E, which determinations shall be conclusive unless disputed by Tenant within 10 days of receipt. References in this Lease to floor area measurements shall mean Rentable Floor Area unless the reference explicitly provides otherwise.

8.2 HOLDOVER

If Tenant remains in the Premises after the termination or expiration of the Term, such holding over shall be, except as Landlord may elect pursuant to the next sentence, as a tenant at sufferance at a monthly fixed rent (“Holdover Rent”) equal to (a) for the first sixty (60) days of such holdover, the greater of one hundred fifty percent (150%) of the Annual Fixed Rent due hereunder for the last month of the Term or one hundred fifty percent (150%) of the rent being obtained by Landlord for comparable space in Phase 2 at the time of the termination or expiration of the Term, and (b) thereafter, the greater of twice the Annual Fixed Rent due hereunder for the last month of the Term or twice the rent being obtained by Landlord for comparable space in Phase 2 at the time of the termination or expiration of the Term, and otherwise subject to all the covenants and conditions (including obligations to pay additional charges under Section 2.6) of this Lease as though it had originally been a monthly tenancy. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises at any time after the termination or expiration of the Term hereof, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof without process or by any legal process in force in The Commonwealth of Massachusetts.

Notwithstanding the establishment of any holdover tenancy following the expiration or earlier termination of the Term, if Tenant fails promptly to vacate the Premises within thirty (30) days after the expiration or earlier termination of the Term, Tenant shall indemnify and hold Landlord harmless from and against any claim, loss, cost or expense (including reasonable attorneys’ fees) arising out of Tenant’s failure promptly to vacate the Premises (or any portion thereof).

8.3 ESTOPPEL CERTIFICATES

At Landlord’s request, from time to time, Tenant agrees to execute and deliver to Landlord, within ten (10) business days after such request, a certificate which acknowledges the dates on which the Term begins and ends, tenancy and possession of the Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which Landlord or a mortgagee or lender or a purchaser or prospective purchaser of the Building or any interest therein or any other party may from time to time reasonably request. Tenant acknowledges that the execution and delivery of such certificates in connection with a financing or sale in a prompt manner constitute requirements of Landlord’s financing and/or property dispositions. Without limitation of the foregoing, Tenant agrees to execute a document in the form of Exhibit F within ten (10) business days after Landlord’s request, correcting as appropriate any representations which are not then correct.

8.4 NOTICE

Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly served (i) if and when hand delivered, (ii) if and when mailed prepaid certified or registered mail, or (iii) the next business day if sent by national recognized overnight courier which provides evidence of delivery (in any case, whether or not accepted for delivery). Communications to Tenant shall be addressed to Tenant’s Authorized Representative at the Original Address of Tenant set forth in Section 1.1 prior to the Term Commencement Date and thereafter at Tenant’s Notice Address set forth in Section 1.1. Communications to Landlord shall be addressed to the Notice Address for Landlord. Either party may from time to time designate other addresses within the continental United States by notice to the other. Notices from either party may be given by such party or by its attorney or agent acting on behalf of such party.

8.5 LANDLORD’S RIGHT TO CURE

At any time after reasonable prior notice (which such notice shall not be required in cases of emergency), Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Landlord chooses to do so, Tenant shall pay all costs and expenses incurred by Landlord in curing any such failure, including, without limitation, reasonable attorneys’ fees together with an administrative charge equal to 15% of such costs and expenses (or such higher percentage as may then be customary with respect to first-class office buildings in downtown Boston) and interest from the date each cost or expense was incurred as provided in Section 7.6.

8.6 SUCCESSORS AND ASSIGNS

This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such Subtenants of Tenant as are permitted hereunder. The term “Landlord” means the original Landlord named herein, its successors and assigns. The term “Tenant” means the original Tenant named herein and its permitted successors and assigns. The term “Landlord’s Managing Agent” means the original Landlord’s Managing Agent, its successors and assigns.

8.7 BROKERAGE

Each of Landlord and Tenant warrants to the other party that it has had no dealings with any broker or agent in connection with this Lease except for any broker designated in Section 1.1. Each party covenants to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall be responsible for payment of any brokerage commission to any broker designated in Section 1.1 as designated in a separate agreement between Landlord and such broker.

8.8 WAIVER

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.3, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Fixed Rent or additional charges with knowledge of the breach of any covenant of this Lease shall not be deemed waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.9 ACCORD AND SATISFACTION

Unless Landlord otherwise notifies Tenant in writing, no acceptance by Landlord of a lesser sum than all Fixed Rent and additional charges then due shall be applied or deemed to be applied except as follows: first, to interest due under Section 7.6; and second, to the installments of Fixed Rent and other charges most recently due. No endorsement or statement by Tenant on or accompanying any check or payment shall alter the application of such check or payment as set forth above. No such endorsement or statement shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of all amounts due or pursue any other remedy provided in this Lease. The delivery of keys to Landlord or to Landlord’s Managing Agent shall not operate as a termination of this Lease or a surrender of the Premises.

8.10 REMEDIES CUMULATIVE

The specific rights which Landlord possesses and the specific remedies to which Landlord may resort under this Lease are cumulative and are not intended to be exclusive of any other rights or remedies to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease or any violation or threatened violation of law by Tenant. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by court order of the violation or attempted or threatened violation of any of the provisions of this Lease or of applicable law or to a decree compelling specific performance of any such provisions.

8.11 PARTIAL INVALIDITY

If any term of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

8.12 WAIVERS OF SUBROGATION

The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy on the Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained or agreed to obtain such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance (or which would have been covered had the insurance required under this Lease been maintained) regardless of the cause or origin of such loss or damage, including, but not limited to, the negligence of such other party or its agents or employees.

8.13 ENTIRE AGREEMENT

This Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto.

8.14 NO AGREEMENT UNTIL SIGNED

The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant. Landlord represents that Landlord has obtained or will obtain the approval by the holder of any mortgage on the Building having the right to approve this Lease.

8.15 TENANT’S AUTHORIZED REPRESENTATIVE

Tenant designates the person named from time to time as Tenant’s Authorized Representative to take all acts of Tenant hereunder. Landlord may rely on the acts of such Authorized Representative without further inquiry or evidence of authority. Tenant’s Authorized Representative shall be the person so designated in Section 1.1 and such successors as may be named from time to time by the then current Tenant’s Authorized Representative or by Tenant’s president.

8.16 NOTICE OF LEASE

Landlord and Tenant agree not to record this Lease. If appropriate, both parties will, at the request of either, execute, acknowledge and deliver a Notice of Lease after the Term Commencement Date occurs and a Notice of Termination of Lease Term, each in recordable form. Such notices shall contain only the information required by law for recording. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the Term) with lull power of substitution to execute, acknowledge and deliver a Notice of Termination of Lease Term in Tenant’s name if Tenant fails to do so within 10 days after request therefor.

8.17 TENANT AS BUSINESS ENTITY

Tenant hereby warrants, represents and certifies that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant agrees that any breach of the foregoing shall at Landlord’s election be a default under this Lease for which there shall be no cure, and Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing warranty, representation, and certification. The provisions of this Section 8.17 shall survive the expiration or earlier termination of the Term. Upon execution of this Lease, Tenant shall provide a board resolution or other entity vote authorizing the execution of this Lease on behalf of Tenant and identifying the person authorized to execute this Lease on behalf of Tenant together with a clerk’s or secretary’s certificate indicating that such authorized person has in fact executed this Lease. If Tenant shall fail to provide such resolution or vote, then the person executing this Lease on behalf of Tenant shall be deemed to have represented and warranted to Landlord that such person is duly authorized to execute and deliver this Lease on behalf of Tenant.

8.18 RELOCATION

Landlord reserves the right to relocate the Premises to other space within the Building of comparable or superior quality (or, with the prior approval of the first mortgagee of the Building, to such space within Phase 1) by giving Tenant prior notice of such intention to relocate. If within one month after receipt of such notice Tenant has not agreed with Landlord on the space to which the Premises are to be relocated, the timing of such relocation and the terms of such relocation, then Landlord shall have the option either to withdraw its relocation notice or to terminate this Lease on a date which is at least six months thereafter (such date to take effect as though the Lease had then expired).

If Landlord and Tenant do so agree on relocation, then, effective on the date of such relocation, this Lease shall be amended by deleting the description of the original Premises and the Rentable Floor Area of Premises set forth in Section 1.1 and substituting therefor information relating to such relocation space. Landlord agrees to pay the reasonable cost of: (i) moving Tenant and its operations from the original Premises to such relocation space, (ii) reinstalling Tenant’s equipment from the original Premises to such relocation space, and (iii) finishing such space to a condition comparable to the then condition of the Premises, (and, if necessary, Landlord shall pay the reasonable cost of replacing Tenant’s stationery and business cards to reflect Tenant’s changed address). Landlord agrees to use commercially reasonable efforts to coordinate any such relocation in a manner that minimizes any interference with Tenant’s business operations (such as effecting the move after normal business hours or on a weekend).

8.19 CONSTRUCTION ON ADJACENT PROPERTY

Landlord makes no warranty or covenant, express or implied, concerning the operation or condition of Phase 1. Landlord shall have the right, in connection with the development, redevelopment, alteration, improvement, operation, maintenance, or repair of Phase 1, to subject the Land and Phase 2 to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of Phase 1, for access and egress to and from Phase 1, for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving Phase 1 and to subject the Land and Phase 2 to such other rights, agreements, and covenants for such purposes as Landlord may determine. Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters which do not unreasonably interrupt Tenant’s use of the Premises. The foregoing sentence shall be self-operative, but Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute, acknowledge and deliver any documents appropriate to accomplish or confirm the same if Tenant fails to do so within ten (10) days after request therefor.

Landlord and its agents, employees, licensees and contractors shall also have the right to enter on the Land or Phase 2 to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of Phase 2; to erect scaffolding and protective barricades around, within or adjacent to Phase 2; and to do any other act necessary for the safety of Phase 2 or the expeditious completion of such work. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section 8.19. Landlord shall use reasonable efforts to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section 8.19 in or about Phase 2, consistent with accepted construction practice.

8.20 MISCELLANEOUS PROVISIONS

This Lease maybe executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof. This Lease shall be construed as a sealed instrument and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant?’ or similar phrases are used, such persons shall include Subtenants and all employees, agents, independent contractors and invitees of Tenant or of any Subtenant. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other documents relating hereto may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that any reproductions shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business) and that any further reproduction of such reproduction shall likewise be admissible in evidence. This Lease may be amended only by a writing signed by all of the parties hereto.

8.21 ERISA

To satisfy compliance with The Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America (“Investor”) that (A) neither Tenant nor any of its affiliates within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor (“PTE 84-14”) , has, or during the immediately preceding year has exercised, the authority to appoint or terminate Investor as investment manager of any assets of the employee benefit plans whose assets are held by Investor or to negotiate the terms of any management agreement with Investor on behalf of any such plan; (B) Tenant is not a related party of Investor (as defined in V(h) of PTE 84-14); and (C) the terms of the Lease were negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.

ARTICLE IX

LANDLORD’S LIABILITY AND ASSIGNMENT FOR FINANCING AND TENANT’S LIABILITY

9.1 LANDLORD’S LIABILITY

(a) Tenant agrees from time to time to look only to Landlord’s interest in Phase 2 for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in Phase 2 (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in Phase 2 of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any partners (or members, trustees or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. If Landlord shall refuse or fail to provide any consent or approval for any matter for which Landlord’s consent or approval is required under this Lease or is otherwise requested by Tenant, Landlord shall not be liable for damages as a result thereof, and Tenant’s sole remedy to enforce any alleged obligation of Landlord to provide such consent or approval shall be an action for specific performance, injunction, or declaratory relief. In no event shall Landlord ever be liable to Tenant for loss of profits, loss of business, or indirect or consequential damages suffered by Tenant from whatever cause.

(b) Notwithstanding anything to the contrary in the Lease, Tenant shall not be liable to Landlord under this Lease for indirect or consequential damages, loss of profits, or loss of business provided that the damages and remedies expressly set forth in Sections 7.2,7.3, and 8.2 shall be deemed direct damages and shall not be construed to be indirect or consequential damages.

9.2 ASSIGNMENT OF RENTS

(a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. In the event that the sale-leaseback instrument does not provide for recognition of this Lease in the event of a termination of a sale-leaseback instrument, Landlord will, at Tenant’s request and expense, request such a recognition agreement from the purchaser-lessor thereunder on its standard form, with such commercially reasonable changes as may be requested by Tenant, so long as such changes are reasonably acceptable to such purchaser-lessor. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section 9.2, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder to the extent that the transferee assumes in writing all of such covenants and obligations of Landlord hereunder. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

9.3 NOTICES OF DEFAULT

In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give the holder of any mortgage, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing, (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise) of the address of any such holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in this Lease or such notice to Landlord, such holder shall have thirty (30) days after the last date on which Landlord could have cured such default within which such holder will be permitted to cure such default. If such default cannot be cured within such thirty-day period, then such holder shall have such additional time as may be necessary to cure such default, if within such thirty-day period such holder has commenced and is diligently pursuing the remedies necessary to effect such cure (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure), in which event Tenant shall have no right with respect to such default while such remedies are being diligently pursued by such holder.

ARTICLE X

LETTER OF CREDIT

Tenant shall provide to Landlord a clean, irrevocable letter of credit as security for the performance of the obligations of Tenant hereunder, subject to the terms and conditions set forth in this Article X (together with any renewal or replacement thereof in accordance herewith, the “Letter of Credit”). Tenant shall provide the Letter of Credit, upon Tenant’s execution of this Lease, in the amount set forth for the Letter of Credit in Section 1.1 (“Original Amount”). Any Letter of Credit delivered hereunder shall comply with the requirements of Exhibit I attached hereto and incorporated by reference herein.

Tenant has advised Landlord that Tenant has conducted one or more capital raising events resulting in an aggregate of $98,500,000 of committed capital as of the date of this Lease. Tenant intends to continue to pursue additional similar capital raising events following the parties’ execution and delivery of this Lease pursuant to which Tenant anticipates obtaining at least $25,000,000 of additional capital (an “Additional Capital Event”). Tenant acknowledges and agrees that Tenant’s anticipated closing on an Additional Capital Event is a material inducement for Landlord to enter into this Lease. Accordingly, if (i) Landlord has not previously drawn on the Letter of Credit, (ii) Tenant is not then in default under the Lease, (iii) no event or condition then exists which with notice and the passage of time would give rise to such a default, and (iv) Tenant has satisfied the Future Funding Condition (as defined below), then Tenant may decrease the amount of the Letter of Credit required to be maintained hereunder to the amounts on the dates set forth in the following schedule, and upon Tenant’s request Landlord shall provide such confirmation or acknowledgement or, if required by the issuing bank, surrender the Letter of Credit in exchange for a substitute letter of credit that complies with the requirements of this Section and Exhibit I, as Tenant may reasonably request to effect such reductions of the Letter of Credit:

Original Amount:	$1,465,415.00
1st day of Lease Year 3:	$1,221,179.17
1st day of Lease Year 4:	$1,017,649.31
1st day of Lease Year 5:	$849,041.09
1st day of Lease Year 6:	$706,700.91

As used herein, the “Future Funding Condition” shall mean that Tenant has provided a written notice to Landlord signed by Tenant’s chief financial officer (or other senior officer of Tenant) certifying that Tenant has on closed one or more Additional Capital Events, which written notice shall include evidence reasonably satisfactory to Landlord of such Additional Capital Event(s) and the aggregate amount of capital committed to Tenant as a result thereof.

ARTICLE XI

SUBORDINATION

This Lease shall be subordinate to any mortgage, deed of trust or ground lease or similar encumbrance (collectively, a “Mortgage”, and the holder thereof from time to time the “Holder”) from time to time encumbering the Premises, the Building or the Project, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise. If this Lease is subordinate to any Mortgage and the Holder or any other party shall succeed to the interest of Landlord pursuant to the Mortgage (such Holder or other party; a “Successor”), at the election of the Successor, Tenant shall attorn to the Successor and this Lease shall continue in full force and effect between the Successor and Tenant. Not more than fifteen (15) days after Landlord’s written request, Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Successor reasonably may request.

Notwithstanding the foregoing, if this Lease is subordinate to a Mortgage as aforesaid, then if Tenant so requests by notice to Landlord, Landlord shall request that the Holder provide a written agreement (an “SNDA”) in the form attached hereto as Exhibit G or in such other form as the Holder may from time to time prescribe with such commercially reasonable changes as may be requested by Tenant, so long as such changes are acceptable to the Holder, providing that, in the event that the Holder or any other party shall succeed to the interest of Landlord hereunder pursuant to such Mortgage, so long as no event of default exists hereunder, Tenant’s right to possession of the Premises shall not be disturbed and Tenant’s other rights hereunder shall not be adversely affected by any foreclosure of such Mortgage. Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord or imposed by such Holder in connection with Tenant’s request for such an agreement, whether or not the same is obtained. In the event Holder shall not provide such an agreement as aforesaid, such failure shall not give rise to any liability of Landlord or affect Tenant’s obligations under the Lease, and this Lease nonetheless shall be subordinate as aforesaid.

Tenant covenants that it will not, (i) without the prior written consent of the Holder and (ii) except as provided in this Lease: prepay the Annual Fixed Rent or any other charges due under the terms of this Lease for more than one (1) month in advance; enter into any agreement with the Landlord to shorten the Term and/or reduce the rent payable hereunder; and unless expressly provided in this Lease, voluntarily surrender the Premises or terminate this Lease. Tenant further covenants and agrees that no Successor shall have any personal liability for Landlord obligations under the Lease (it being agreed that Tenant shall look solely to the Successor’s equity in Phase 2 to satisfy any such claim) and that (subject to any qualifications set forth in any SNDA provided by the Holder with respect to the following items) no Successor shall be (a) liable for any action or omission of a prior landlord; (b) subject to any offset or defense which Tenant might have had against any prior landlord; (c) bound by any Annual Fixed Rent or any other charges which Tenant might have paid in advance to any prior landlord; (d) bound by any agreement or modification of the Lease made without the prior written consent of the Holder; (e) bound by any construction obligations; or (f) liable for any fact or circumstance or condition to the extent existing or arising prior to such person’s succession to the interest of Landlord under the Lease and Successor further shall not be liable except during the period of time, if any, during which Successor is the owner of the Landlord’s interest in the Building and subject always to the limitations set forth in Section 9.1.

Executed to take effect as a sealed instrument.

LANDLORD:

FORT HILL SQUARE 2 OWNER LLC, a Delaware limited liability company

By:	/s/ Donald Chiofaro
Donald J. Chiofaro
President and Treasurer

TENANT:

FUSION PHARMACEUTICALS US INC., a Delaware corporation

By:	/s/ John J. Crowley
Name: John J. Crowley
Title: Chief Financial Officer

By:	/s/ John Valliant
Name: John Valliant
Title: Chief Executive Officer

EXHIBIT A

DESCRIPTION OF LAND

The parcel of land in the City of Boston, Suffolk County, Massachusetts, consisting of Lot 2 and Parcel B bounded and described as follows:

Lot 2

SOUTHWESTERLY by Oliver Street forty-six and 18/100 (46.18) feet;

NORTHERLY by former John F. Fitzgerald Expressway Surface Road by five courses having distances of forty- five and 21/100 (45.21) feet, one hundred forty-two and 50/100 (142.50) feet, one hundred sixty-one and 00/100 (161.00) feet, thirty-six and 00/100 (36.00) feet, and thirty-seven and 97/100 (37.97) feet;

NORTHEASTERLY by the intersection of High Street and Purchase Street twenty-three and 17/100 (23.17) feet;

EASTERLY by land shown as Purchase Street Subparcel 2 on the plan referred to below two hundred twenty-one and 94/100 (221.94) feet;

SOUTHWESTERLY by land of Fort Hill Square Associates shown as Lot 1 on the plan referred to below one hundred one and 31/100 (101.31) feet;

EASTERLY by said land of Fort Hill Square Associates fifty and 46/100 (50.46) feet;

SOUTHERLY by said land of Fort Hill Square Associates eighty-one and 58/100 (81.58) feet;

SOUTHWESTERLY by said land of Fort Hill Square Associates one hundred twelve and 64/100 (112.64) feet;

SOUTHEASTERLY by said land of Fort Hill Square Associates eighty-six and 00/100 (86.00) feet;

Containing 53,177 square feet, more or less.

Lot 2 is shown on a plan entitled “Plan of Land showing ‘Purchase Street Parcel’, Boston, Mass.” dated October 6,1989 and revised through March 9,1990, prepared by Harry R. Feldman, Inc. and recorded with the Suffolk County Registry of Deeds in Book 16182, Page 339.

Parcel B

SOUTHWESTERLY by Oliver Street twenty-three and 00/100 (23.00) feet;

WESTERLY by the intersection of Oliver Street and High Street thirty-seven and 83/100 (37.83) feet;

NORTHERLY by High Street by three courses having distances of two hundred four and 70/100 (204.70) feet, one hundred seventy-eight and 50/100 (178.50) feet, and twenty-two and 87/100 (22.87) feet;

SOUTHEASTERLY by land of Fort Hill Square Phase 2 Associates thirty-seven and 97/100 (37.97) feet;

SOUTHERLY by land of Fort Hill Square Phase 2 Associates by four courses having distances of thirty-six and 00/100 (36.00) feet, one hundred sixty-one and 00/100 (161.00) feet, one hundred forty-two and 50/100 (142.50) feet, and forty-five and 21/100 (45.21) feet;

Containing 15,594 square feet, more or less.

Parcel B is shown on a plan entitled “Plan of Land, Boston, Mass.” dated June 8,1987 prepared by Harry R. Feldman, Inc. recorded with the Suffolk County Registry of Deeds in Book 13920, Page End.

The Land includes all rights, privileges, and easements of record which benefit said parcel, including without limitation all rights appurtenant to said parcel pursuant to an Easement Agreement dated June 24, 1985 recorded with the Suffolk County Registry of Deeds in Book 11735, Page 268, as now or hereafter amended from time to time, or reserved in a certain Deed and Grant of Easement dated March 21,1990 from Landlord’s predecessor in interest to The Commonwealth of Massachusetts recorded with the Suffolk County Registry of Deeds in Book 16182, Page 327.

EXHIBIT B

PLAN OF PREMISES

TWO INTERNATIONAL PLACE

FLOOR 23

EXHIBIT C

WORK LETTER - FINISH WORK

C.l Construction Documents. On or before the Tenant Plan Delivery Date under Section 1.1, Tenant shall prepare, at Tenant’s expense (subject to reimbursement from the Finish Work Allowance under Section C.2), and deliver to Landlord the Construction Documents (as defined in Section 5.10.2 of the Lease) for the Finish Work, subject to all of the terms and requirements set forth in Section 5.10.2 of the Lease. Tenant shall provide Landlord an electronic CAD file and four (4) full-sized prints of the Construction Documents on or before the Tenant Plan Delivery Date as set forth in Section 1.1 of the Lease.

Within thirty (30) days after the date hereof, Tenant shall retain Tenant’s Architect (as defined in Section 5.10.2 of the Lease) for the Finish Work. If an architect other than Landlord’s architect is selected by Tenant, Tenant shall provide a letter from such architect to Landlord stating that the architect has carefully reviewed the requirements of this Exhibit C, of Sections 3.2 and 5.10 of the Lease, of any design manual or handbook provided to Tenant by Landlord with respect to the Finish Work, and of any Finish Work design schedule, and that the architect will comply with all such requirements including without limitation the submission deadlines stated in any Finish Work design schedule. Tenant shall also retain the services of the electrical and mechanical engineers engaged by Landlord for the Project, as well as Landlord’s structural engineer if any portion of Finish Work affects structural components of the Project. Even though such engineers (and architect if Tenant engages Landlord’s architect) have been otherwise engaged by Landlord in connection with the Project, Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to the Finish Work (subject to reimbursement from the Finish Work Allowance) and for the adequacy and completeness of the Construction Documents submitted to Landlord. The Construction Documents shall provide for the uniform exterior appearance of the Project, including without limitation the use of Building standard window blinds and Building standard light fixtures within 15 feet of each exterior window.

Tenant shall be solely responsible for the timely preparation and submission to Landlord of the Construction Documents by the Tenant Plan Delivery Date, whether or not the Construction Documents are prepared in whole or in part by Landlord’s engineers (or architect). Tenant has assured itself by direct communication with the architect and engineers who will prepare the Construction Documents that the Construction Documents can be so delivered to Landlord. Tenant agrees and acknowledges that substantial time will be required on its part to provide complete information concerning its requirements to its architect and engineers, and that it must make timely decisions as and when requested. Tenant will cause its personnel to devote such time as may be necessary to consult with its architect and engineers in order to enable them to complete the Construction Documents by the Tenant Plan Delivery Date.

The Construction Documents shall not be deemed to have been submitted by Tenant unless and until they are in a form in which they are thereafter approved by Landlord (which approval shall be subject to the terms and provisions of Section 5.10.2 of the Lease). If the Construction Documents are disapproved by Landlord, then Tenant shall forthwith cause the same to be corrected and resubmitted (subject to the terms and provisions of Section 5.10.2 of the Lease).

C.2 Finish Work Allowance. Landlord shall provide Tenant with an allowance for the costs (“Allowance Costs”) of constructing Finish Work in the Premises for Tenant’s initial occupancy (including, without limitation, architectural and engineering fees with respect thereto) in an amount not to exceed the product of (x) the Finish Work Allowance Per Square Foot of Rentable Floor Area and (y) the number of square feet of Rentable Floor Area in the Premises (the “Finish Work Allowance”). All construction and design costs for the Premises in excess of the Finish Work Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.

The Allowance shall be disbursed as requisitioned by Tenant but in no more than four disbursements. For each disbursement, Tenant shall submit a requisition package to Landlord prior to the first day of the month, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant, and appropriate back-up documentation including, without limitation, lien releases (in a form approved by Landlord), paid invoices and bills. The final requisition package shall further include an executed estoppel letter under the Lease and an original certificate of occupancy. If the estimated total cost of the Finish Work exceeds the Allowance, Landlord reserves the right to fund each monthly requisition in the proportion that the Allowance bears to the estimated total cost of the Finish Work, and the parties shall make a final reconciliation of all such partial disbursements of the Allowance upon completion of the work to the effect that the entire Allowance is funded for Allowance Costs.

C.3 Finish Work. Finish Work in the Premises shall be constructed by Tenant in accordance with, and subject to, the provisions of Section 5.10 of the Lease. Landlord shall not be responsible for any aspects of the design or construction of Finish Work, the correction of any defects therein, or any delays in the completion thereof.

C.4. Construction Management Services. Landlord shall not be required to provide any construction management services for the Finish Work, but if it does it shall be entitled to a construction management fee of two percent (2%) of the cost of the Finish Work. If Tenant requests Landlord to provide construction management services for the Finish Work on terms mutually acceptable to the parties (including construction management fee), Tenant shall retain the right to review construction pricing and to approve the contractors selected for the Finish Work, but Landlord shall have no responsibility for the performance or timely completion of any portion of the Finish Work.

C.5 Finish Work Change Orders. Tenant may, from time to time, by written order to Landlord on a form specified by Landlord (“Finish Work Change Order”), request a change in the Finish Work shown on the Construction Documents, subject to Landlord’s approval as set forth below. The Construction Documents shall not be modified in any material respect except with Landlord’s prior written approval; and all modifications to the Construction Documents, whether material or not, shall be made only by Finish Work Change Order submitted to Landlord and approved by Landlord under Section C.6.

C.6 Performance of Finish Work by Tenant. No Finish Work shall be performed except in accordance with the Construction Documents, and any Finish Work Change Orders, approved by Landlord. Landlord may delete from the Construction Documents and any Finish Work Change Order, and need not cause to be performed, any items or aspects of Finish Work which in Landlord’s reasonable judgment (i) would delay other work in the Project, (ii) would increase the cost of operating the Building or performing any other work in the Project, (iii) are incompatible with the design, quality, equipment or systems of the Project, (iv) would require unusual expense to readapt the Premises to general purpose office use or (v) otherwise do not comply with the provisions of this Lease (including, without limitation, Section 5.10). By its execution of the Lease, and submission of any Construction Documents and Finish Work Change Orders, Tenant will be deemed to have approved of, and shall be legally responsible for, such Construction Documents and Finish Work Change Orders. Tenant shall be responsible for building standard costs of Project services or facilities (such as electricity, HVAC, and cleaning) required to implement the Finish Work and other variable costs to the extent required to be paid by Tenant under the Lease (such as for review, inspection, and testing).

The “Substantial Completion Date” shall be the date on which the Finish Work will have been Substantially Completed. Substantial Completion means that construction is completed excepting only (i) punch list type items and other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment and (ii) matters such as balancing of heating, ventilating, and air-conditioning systems which cannot be completed owing to their seasonal nature. Tenant shall cause its architect to issue a certificate evidencing Substantial Completion promptly after its occurrence.

C.7 Acceptance of Existing Work. Tenant has inspected, and is satisfied with, the “as is” condition of the Premises and the elements of Landlord’s Work and Finish Work now located therein without representation or warranty as to condition or use. Tenant shall be deemed to have accepted all elements of Landlord’s Work and Finish Work in the Premises on the Term Commencement Date to the extent that such improvements are in the same or better condition as on the date of this Lease reasonable wear and tear and damage by Tenant and persons acting under Tenant excepted, and Landlord’s sole obligation with respect to any such improvements shall be to restore to its prior condition any elements of Landlord’s Work or Finish Work damaged after the date of this Lease and prior to the Term Commencement Date.

C.8 Tenant Payments. All payments required to be made by Tenant under this Finish Work Letter, whether to Landlord or to third parties, shall be deemed “additional charges” for purposes of Article VII of the Lease.

C.9 Tenant’s Authorized Representative. Tenant’s Authorized Representative shall have full power and authority to act on behalf of Tenant on any matters relating to Finish Work.

C.10 Entry Prior to Commencement If Tenant enters into the Premises prior to the Term Commencement Date for the purpose of constructing the Finish Work, or for the purpose of installing Tenant’s decorations, movable furnishings, and business fixtures and equipment, Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all Tenant’s obligations under this Lease, including without limitation Sections 5.5 and 5.10, except the obligations to pay Fixed Rent and additional charges and other charges and other obligations the performance of which would be clearly incompatible with the installation of Finish Work, decorations, movable furnishings, and business fixtures and equipment pursuant hereto. Any such entry shall be only with the prior approval of Landlord and at Tenant’s sole risk and expense.

Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work in the Premises prior to the Term Commencement Date shall be a Tenant Independent Contractor as such term is defined in Section 5.10.3 of the Lease and shall be subject to all of the terms, conditions and requirements contained therein. Neither Tenant nor any Tenant Independent Contractor shall damage common areas or other parts of the Project, and each shall do all things reasonably requested by Landlord to expedite construction of the Finish Work. Without limitation, Tenant shall require each Tenant Independent Contractor to adjust and coordinate any work or installation in or to the Premises to meet the schedule or requirements of other work being performed by or for Landlord throughout the Project which shall in all cases have precedence. If Tenant or any Tenant Independent Contractor fails so to adjust to the schedule or requirements of Landlord, then Landlord may immediately by notice to Tenant terminate permission previously granted to Tenant to enter the Premises prior to the Term Commencement Date. Neither Tenant nor any Tenant Independent Contractor shall cause any labor disharmony, and Tenant shall be responsible for all costs required to produce labor harmony in connection with an entry under this Section. In all events, Tenant shall indemnify the Indemnitees in the manner provided in Section 5.5 of the Lease against any claim, loss or cost arising out of any interference with, or damage to, the Finish Work or any other work in the Project, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant Independent Contractor.

Any requirements of any such Tenant Independent Contractor for services from Landlord or Landlord’s Contractor, such as hoisting, electrical or mechanical needs, shall be paid for in advance by Tenant and arranged between such Tenant Independent Contractor and Landlord or Landlord’s contractor. Should the work of any Tenant Independent Contractor depend on the installed field conditions of any item of Landlord’s Work or Finish Work, such Tenant Independent Contractor shall ascertain such field conditions after installation of such item of Landlord’s Work or Finish Work. Neither Landlord nor Landlord’s contractor shall ever be required or obliged to alter the method, time or manner for performing Landlord’s Work, Finish Work, or work elsewhere in the Project, on account of the work of any such Tenant Independent Contractor. Should Landlord’s contractor, including subcontractors working under such contractor, damage or delay the work of any Tenant Independent Contractor, then such Tenant Independent Contractor, by entering on the Premises, shall be deemed to have agreed not to prosecute any claim against Landlord, but shall look solely to Landlord’s contractor (or such contractor’s subcontractors) that allegedly caused the damage or delay. If any such Tenant Independent Contractor ever makes a claim against any Indemnitee (as such term is defined in Section 5.5) directly, then Tenant shall indemnify such Indemnitee in the manner provided in the Lease against such claim so long as such Tenant Independent Contractor’s loss was not caused solely and directly by the negligence or willful and wrongful act of such Indemnitee. Tenant shall cause each Tenant Independent Contractor performing work on the Premises to clean up regularly and remove its debris from the Premises and Project. If any Tenant Independent Contractor fails so to clean up, then Landlord may cause its contractor to clean up and remove debris, and Tenant shall pay all costs (including administrative costs) of such cleanup and removal.

EXHIBIT C-l

FURNITURE

Dated: 9/11/19

FURNITURE

Two International Place, 23rd Floor

Boston, MA 02110

Location	Type of Location	Description

2302-19	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
2 Guest Chairs

2304-18	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
1 Guest Chair
Bookcase (4 shelves)

2308-17	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
1 Guest Chair

2308-SCR	Large Conference Room	Conference Table
10 Brown Leather Chairs
Built-In Credenza (Includes refrigerator)
Built-In Whiteboard
2 Sharp Flat Panel Televisions

2310-16	Small Conference Room	Small Straight Desk
Small Round Table
4 Guest Chairs

2312-15	Office	Desk (U-Shaped)
Matching Lateral (2 drawers)
5 Guest Chairs

2314-14	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
1 Guest Chair

2332-4	Office	Desk (U-Shaped)
Matching Lateral (2 Drawers)
2 Guest Chairs

2334-3	Office	Desk (U-Shaped)
Matching Lateral (2 drawers)
2 Guest Chairs

2336-2	Office	Desk (U-Shaped)
Matching Lateral (2 Drawers)
Bookcase (3 shelves, 2 drawers)

2338-1	Office	Desk {U-Shaped)
Matching Lateral (2 Drawers)
2 Guest Chairs

2910	Office (shared)- Left Wall	2 L-Shaped Desks
Matching Lateral (2 drawers)

2911	Office (shared)- Left Wall	2 L-Shaped Desks
Matching Lateral (2 drawers)

2912	Office (shared)- Left Wall	2 L-Shaped Desks
Matching Lateral (2 Drawers)
1 Straight Desk

2913	Office (shared)- Left Wall	2 L-Shaped Desk
Matching Lateral (2 Drawers)
1 Straight Desk

2327	Closet by Kitchen	11 Stackable Padded Chairs

2300	Reception	1 Samsung Flat Panel Television
Reception Desk

2301	Server Room	1 Server Rack
In-room A/C unit

1-7	Cubicle Stations	7 Cubicle Stations

2316-13	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
2 Guest Chairs

2318-12	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
2 Guest Chairs
Bulletin Board

2320-11	Office	Desk (L-Shaped)
1 Guest Chair
Bulletin Board

2322-10	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
2 Guest Chairs
Bulletin Board

2324-9	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
2 Guest Chairs

2326-8	Office	Desk (U-Shaped)
Matching Lateral (2 Drawer)
1 Guest Chair
Bookcase (4 shelves)
1 Square End Table

2328-7	Office	Desk (U-Shaped)
Matching Lateral (2 Drawers)
2 Guest Chairs
1 Bookcase (6 shelves)

2330-6	Office	Desk (U-Shaped)
Matching Lateral (2 Drawers)
2 Guest Chairs
Bookcase (4 Shelves)

2330-5	Office	Desk (U-shaped)
Matching Lateral (2 Drawer)
2 Guest Chairs

EXHIBIT D

LANDLORD’S SERVICES

I.	CLEANING

A. Office Area

Daily: (Monday through Friday, inclusive, holidays excepted.)

1.	Empty and clean all waste receptacles and ash trays and remove waste material from the Premises; wash receptacles as necessary.

2.	Sweep and dust mop all uncarpeted areas using a dust-treated mop.

3.	Vacuum all rugs and carpeted areas.

4.

Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach, but excluding active work areas.

5.	Wash clean all water fountains.

6.	Remove and dust under all desk equipment and telephones and replace same.

7.	Wipe clean all brass and other bright work.

8.	Hand dust all grill work within normal reach.

9.	Upon completion of cleaning, all lights will be turned off and doors locked, leaving the Premises in an orderly condition.

Weekly:

1.	Dust exposed coat racks, and the like.

2.	Remove all finger marks from private entrance doors, light switches and doorways.

Quarterly:

Render high dusting not reached in daily cleaning to include:

1.	Dusting all pictures, frames, charts, graphs, and similar wall hangings.

2.	Dusting all vertical surfaces, such as walls, partitions, doors, and ducts.

3.	Dusting of all pipes, ducts, and high moldings.

4.	Dusting of all Venetian blinds.

B. Lavatories

Daily: (Monday through Friday, inclusive, holidays excepted.)

1.	Sweep and damp mop floors.

2.	Clean all minors, powder shelves, dispensers and receptacles, bright work, flushometers, piping, and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wash all basins, bowls and urinals.

5.	Dust and clean all powder room fixtures.

6.	Empty and clean paper towel and sanitary disposal receptacles.

7.	Remove waste paper and refuse.

8.	Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

9.	A sanitizing solution will be used in all lavatory cleaning.

Monthly.

1.	Machine scrub lavatory floors.

2.	Wash all partitions and tile walls in lavatories.

C. Main Lobby, Elevators, Building Exterior and Corridors

Daily: (Monday through Friday, inclusive, holidays excepted.)

1.	Sweep and wash all floors.

2.	Wash all rubber mats.

3.	Clean elevators, wash or vacuum floors, wipe down walls and doors.

4.	Spot clean any metal work inside lobby.

5.	Spot clean any metal work surrounding Building Entrance doors.

Monthly: All resilient tile floors in public areas to be treated equivalent to spray buffing.

D. Window Cleaning

Windows of exterior walls will be washed quarterly.

E. Snow and Ice Removal

Snow and ice will be removed from exterior sidewalks surrounding Phase 2 as necessary.

F. Tenant requiring services in excess of those described above shall request same through Landlord. If Landlord determines that Tenant’s use or occupancy of the Premises necessitates the same, Landlord may provide such services without request. In either case, such services shall be at Tenant’s expense.

II.	HEATING, VENTILATING. AIR CONDITIONING

A. Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 8:00 a.m. to 6:00 p.m. (Saturdays to 1:00 p.m.), Sundays, and holidays excepted.

If Tenant shall require air conditioning or heating or ventilation outside the hours and days above specified, Landlord shall furnish such service at Tenant’s expense.

B. The air conditioning system is based upon an occupancy of not more than one person per 150 square feet of Usable Floor Area, and upon a combined lighting and standard electrical load not to exceed 2.8 watts per square foot of Usable Floor Area. If Tenant exceeds this condition or introduces into the Premises equipment which overloads the system, and/or in any other way causes the system not adequately to perform their proper functions, supplementary systems may at Landlord’s option be provided by Landlord at Tenant’s expense.

III.	WATER

A. Cold water at temperatures supplied by the City of Boston water mains for drinking, lavatory, ordinary office cleaning and toilet purposes and hot water for lavatory purposes only from regular building supply at prevailing temperatures. If Tenant requires, uses or consumes water for any other purpose, Landlord may, at Tenant’s expense, install a meter or meters to measure the water so supplied, in which case Tenant shall upon Landlord’s request reimburse Landlord for the cost of the water (including heating or cooling thereof) consumed in such areas and the sewer use charges resulting therefrom.

IV.	ELEVATORS

A. The passenger elevator system shall operate automatically during business hours. At least one elevator shall be available to Tenant at all times. The use of the service elevators (available Mondays through Fridays excepting legal holidays from 7:00 a.m. to 5:00 p.m.) will have to be scheduled with the Landlord and coordinated with the needs of the other tenants, and shall be at Tenant’s expense.

V.	ELECTRICAL SERVICE

A. Landlord shall at Tenant’s expense, provide electric power for up to 6.0 watts demand load per square foot of Rentable Floor Area of the Premises.

B. Landlord, at its option, may require separate metering and billing to Tenant for the electric power required for any special equipment (such as computers and reproduction equipment) that require either 3-phase electric power or any voltage other than 120. Landlord will furnish and install at Tenant’s expense all replacement lighting tubes, lamps, and ballasts required by Tenant for Building Standard lighting. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

EXHIBIT E

MEASUREMENT OF RENTABLE FLOOR AREA AND USABLE FLOOR AREA

1. Rentable Floor Area Measurement Standards—Single Tenancy Floors. Three steps, in sequence, are to be followed to determine the Rentable Floor Area: (i) compute gross area under 1.1; (ii) deduct certain areas under 1.2; (iii) add Attributable Area under 1.3.

1.1 Gross Area: The gross area of a floor shall be the entire area within the exterior walls. If the exterior wall consists in whole or in part of windows, fixed clear glass or other transparent material, the measurement along the entire such wall shall be taken to a line established by the horizontal plane of the outside of the glass or other transparent material. If it consists solely of a non-transparent material, the measurement shall be taken to the outside surface of the outer building wall. If a floor has no exterior wall within the Land, measurements shall be taken to the boundary of the Land (including appurtenant easement areas). If a floor has no full-height enclosing wall, measurements shall be taken to the edge of the floor slab.

1.2 Deductions from Gross Area: The following non-rentable building areas with one-half of their enclosing walls are to be deducted.

1.2.1 Elevator shafts (but not private elevator shafts serving the Premises exclusively) and associated elevator machine rooms.

1.2.2 Required egress stairways.

1.2.3 Areas within the gross area which are included in Attributable Area.

1.3 Areas to be Apportioned (“Attributable Area”):

1.3.1 Common facilities including without limitation, all heating, ventilating, air conditioning, mechanical, electrical, cooling tower, telephone and other service floors, rooms or areas, containing equipment or supplies (exclusive of any tenant’s special air conditioning or mechanical area or facilities) and all public lobbies (including enclosed contiguous space), loading, and other common service areas, throughout and within the Building including one-half of their enclosing walls, are to be apportioned, based upon the relative areas of tenant spaces served thereby.

1.3.2 Whenever the height of any room or space used for a heating, ventilating, air conditioning, mechanical, or electrical facility above the ground floor shall exceed the average story height in the Building by more than 25%, then the floor area of such room or space shall be determined by multiplying the actual floor area by the percentage that the height of the room or space exceeds the average story height, and adding the area so determined to the actual floor area of such room or space; however, if any such rooms or spaces penetrate the next higher floor, then the entire area of such room or space on both floors shall be apportioned under this paragraph 1.3 based upon the relative areas of tenant spaces served thereby.

2. Rentable Floor Area Measurement Standards—Multiple Occupancy Floors. The sum of the Rentable Floor Areas for two or more tenant spaces on a floor shall be the Rentable Floor Area for that floor as computed under 1 for single tenancy floors.

Three steps are to be followed to determine the Rentable Floor Area for each space on a multiple-occupancy floor: (i) compute the Usable Floor Area for such floor pursuant to 3.1; (ii) compute the Usable Floor Area for each space pursuant to 3.2; (iii) multiply the Rentable Floor Area of such floor by a fraction whose numerator is the Usable Floor Area for such space and whose denominator is the total Usable Floor Area for such floor.

3. Usable Floor Area Measurement Standards

3.1 Usable Floor Area for Single Tenancy Floors: The Usable Floor Area shall be the gross area as described for single-tenancy floors less the entire core area (measured to the finished enclosing walls thereof, but any part of the core rented to a tenant shall be included in Usable Floor Area).

3.2 Usable Floor Area for Multiple Occupancy Floors: The Usable Floor Area of a multiple occupancy floor shall be measured as described in 3.1, but reduced by the area of corridors measured to the corridor side of the finished enclosing walls of the corridor. In measuring Usable Floor Area of any space on a floor, perimeter walls between spaces are to be equally divided. Corridor walls to the finished corridor side are to be included in the Usable Floor Area of each space. Tenant spaces shall be measured as if each Tenant entrance was flush with adjacent corridor walls, and such entrance area shall be included in the Usable Floor Area of such space.

4. Retail Areas: The Rentable Floor Area of a store or other retail facility in Phase 2 shall equal Usable Floor Area and shall be computed in accordance with the foregoing measurement standards for multiple-occupancy floors.

EXHIBIT F

FORM OF TENANT AND GUARANTOR ESTOPPEL CERTIFICATE

The undersigned, ____________ (“Tenant”) and ______________ (“Guarantor”) hereby certify, jointly and severally, to The Prudential Insurance Company of America (the “Investor”), _____________________ (the “Lender”), and Fort Hill Square 2 Owner LLC (the “Landlord”), as follows:

1. Lease. Tenant is the current tenant under that certain Lease dated ____________, ____ (the “Original Lease”) by and between Landlord and Tenant, pursuant to which Tenant leases approximately __________ square feet (the “Premises”) in the building located at Two International Place, Boston, Massachusetts (the “Building”) and __________ square feet of storage space in the Building. Tenant has entered into that certain Parking Agreement dated __________, as amended by ____________ (collectively, the “Parking Agreement”) pursuant to which Tenant is currently entitled to the use of ______ unreserved parking spaces at a current rate of $_________ per month.

2. No Modifications. The Original Lease has not been modified, changed, altered, supplemented, amended or terminated in any respect, except as indicated below (if none, please state “none”; the Original Lease, as modified, changed, altered, supplemented or amended as indicated below, is referred to collectively as the “Lease”):

3. Copy. True, correct and complete copies of the Lease and the Parking Agreement are attached hereto.

4. Validity. The Lease represents the valid and binding obligation of Tenant in accordance with its terms and is in full force and effect on the date hereof. The Lease and Parking Agreement represent the entire agreement and understanding between Landlord and Tenant with respect to the Premises, the Building and the land on which the Building is situated (the “Lot”). Tenant has not exercised any right or option to terminate the Lease, and no such rights or options remain, except for ________________ [list specific section references].

5. No Concessions. Tenant is not entitled to, and has made no agreement with Landlord or its agents or employees concerning, free rent, partial rent, rebate of rent payments, credit or offset or reduction in rent, or any other type of rental concession, including, without limitation, lease support payments, lease buy-outs, or assumption of any leasing or occupancy agreements of Tenant.

6. Term. All conditions precedent to the commencement of the initial term of the Lease have been fully satisfied or waived. The initial term of the Lease began on ____________. The scheduled termination date of the initial term of the Lease, excluding unexercised renewal terms, is _____ months after the commencement date. The commencement date is ___________ and Tenant has accepted possession of the Premises in their “as-is” condition and currently occupies the entire Premises. Tenant has not sublet all or any portion of the Premises to any sublessee, has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered any of its rights or interests under the Lease and has not entered into any license or concession agreements with respect thereto, except for __________________.

7. Options. Tenant has no outstanding options or rights to renew or extend the term of the Lease, or expansion options, or cancellation options, rights of first refusal, or rights of first offer to lease other space within the Building except: _________________ [list specific section references]. Tenant has no outstanding options, rights of first refusal or rights of first offer to purchase the Premises or any part thereof or all or any part of the Building and/or the Lot.

8. Rents. The obligation to pay annual base rent began (or begins) on ___________, 20__. The monthly base rent payable under the Lease for the first lease year under the Lease is $__________. The monthly base rental payment (excluding escalations) has been paid through, ____________, 20___. A rent deposit for the month(s) of ________ in the amount of $__________ has been paid to Landlord. Tenant is also obligated to pay a share of property taxes, insurance and operating expenses over a base cost per square foot, as more particularly set forth in the Lease. Tenant’s estimated share of property taxes, insurance and operating expenses has been paid by Tenant through ___________, 20___. Except for payments of its estimated share of property taxes, insurance and operating expenses being paid in accordance with the Lease and except for the rent deposit referred to in the second sentence of this paragraph, no rent (excluding security deposits described in Paragraph 9 below) or other amounts have been paid more than one (1) month in advance of their respective due date.

9. Security Deposits. In addition to the rent deposit, if any, described in Paragraph 8 above, Tenant’s security deposit, if any, which has been previously deposited with Landlord is $____________ (if none, please state “none”). The security deposit _________ is, or _______ is not represented by a letter of credit.

10. No Default. No event has occurred and no condition exists that constitutes, or that with the giving of notice or the lapse of time or both, would constitute, a default by Landlord or, to the best knowledge of Tenant; Tenant under the Lease. As of the date set forth below, to the best knowledge of Tenant, Tenant has no existing claims against Landlord or defenses to the enforcement of the Lease by Landlord and Tenant is not currently entitled to any rent abatements or offsets against the rents owing under the Lease.

Without limiting the foregoing, Landlord has satisfied all development and construction related deadlines related to obligations of, or items to be accomplished by, Landlord under the Lease and Landlord has no additional development or construction obligations under the Lease that arise after the date hereof.

11. Allowances. All required allowances, contributions or payments (whether or not currently due and payable) by Landlord to Tenant on account of Tenant’s tenant improvements have been received by Tenant and all of Tenant’s tenant improvements have been completed in accordance with, and no further obligations of Landlord exist under, the terms of the Lease, except as indicated below (if none, please state “none”):

Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other Lease.

12. Use. To the best knowledge of Tenant, Tenant’s use and operation of the Premises complies with all covenants and operating requirements in the Lease and all laws.

13. No Bankruptcy Proceedings. No voluntary actions or, to Tenant’s best knowledge, involuntary actions are pending against Tenant under the bankruptcy, insolvency, or reorganization laws of the United States or any state thereof.

14. Address. The current address for notices to be sent to Tenant under the Lease is set forth below.

15. Reliance. Tenant and Guarantor acknowledge that the Investor has or will hereafter acquire a direct or indirect interest in the Landlord and the Lender has or will hereafter make a loan to Landlord, secured by a mortgage or deed of trust on the Lot, and thus Investor and Lender are indirectly acquiring an interest in the Lease, the Premises, the Building and the Lot and that Investor and Lender are relying upon this Tenant’s Estoppel Certificate in connection therewith. Tenant and Guarantor further acknowledge that this Tenant’s Estoppel Certificate may be relied upon by, and inures to the benefit of, Investor, Lender and each of their partners and participants and any current or future lender with a lien or mortgage upon the Building or a lien on any direct or indirect ownership interest in Landlord and each of their respective successors and assigns.

16. ERISA. To satisfy compliance with The Employee Retirement Income Security Act of 1974, as amended, Tenant and Guarantor represents and warrants to Investor that (a) neither Tenant nor any of its affiliates within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor (“PTE 84-14”) , has, or during the immediately preceding year has exercised, the authority to appoint or terminate Investor as investment manager of any assets of the employee benefit plans whose assets are held by Investor or to negotiate the terms of any management agreement with Investor on behalf of any such plan; (b) Tenant is not a related party of Investor (as defined in V(h) of PTE 84-14); and (c) the terms of the Lease were negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.

17. Authority. The undersigned are duly authorized to execute this Tenant’s Estoppel Certificate on behalf of Tenant and Guarantor, as applicable.

18. Guaranty. Guarantor executed that certain Guaranty dated , which Guaranty: (i) has not been amended, modified, changed, altered, supplemented or terminated in any respect, (ii) remains in full force and effect, without defense or any right of offset and (iii) a true, correct and complete copy of which is attached hereto.

19. Accuracy. The information contained in this Tenant’s Estoppel Certificate is true, correct and complete as of the date below written.

Executed as of the ____ day of ______, 20__.

TENANT:
, a

By:	/s/ John J. Crowley
Name: John J. Crowley
Title: Chief Financial Officer

GUARANTOR:
, a

By:	/s/ John Valliant
Name: John Valliant
Title: Chief Executive Officer

Tenant’s Current Address for Notices:

Guarantor’s Current Address for Notices:

EXHIBIT G

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Upon recordation return to:

New York Life Insurance Company

Office of the General Counsel

51 Madison Avenue

New York, New York 10010

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of _______ 20___ , by and among _____________, a ________________ (“Tenant”), NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company, and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (individually and collectively, “Lender”), and FORT HILL SQUARE 1 OWNER LLC, a Delaware limited liability company, and FORT HILL SQUARE 2 OWNER LLC, a Delaware limited liability company (individually and collectively, “Borrower”).

RECITALS:

A. Lender has agreed to make a mortgage loan in the aggregate principal amount of $500,000,000 to be secured by, among other things, a mortgage (the “Mortgage”) dated , 2014, from the Borrower to the Lender, and recorded or to be recorded in the Suffolk County Registry of Deeds (the “Registry”) on the real property legally described in Exhibit “A” attached hereto (the “Premises”) and also to be secured by an assignment of Borrower’s interest in all leases of the Property (the “Assignment”) dated, 2014, and recorded or to be recorded in the Registry;

B. Tenant is the present lessee under a lease dated made by, (“Landlord”), demising a portion of the Premises (said lease and all amendments now or hereafter executed with respect thereto being referred to as the “Lease”) [notice of which is recorded in the Registry at Book            , Page];

C. The Loan terms require that Tenant subordinate the Lease and its interest in the Premises in all respects to the lien of the Mortgage and that Tenant attorn to Lender; and

D. In return, subject to the terms of this Agreement, Lender is agreeable to not disturbing Tenant’s possession of the portion of the Premises covered by the Lease (the “Demised Premises”), so long as Tenant is not in default under the Lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENTS:

1. Subordination. The Lease, and the rights of Tenant in, to and under the Lease and the Demised Premises are hereby subjected and subordinated to the lien of the Mortgage and to any modification, reinstatement, extension, renewal, supplement, consolidation or replacement thereof as well as any advances or re-advances with interest thereon and to any other mortgages on the Premises which may hereafter be held by Lender.

2. Tenant Not to Be Disturbed. In the event it should become necessary to foreclose the Mortgage or Lender should otherwise come into possession of title to the Premises, Lender will not join Tenant in summary or foreclosure proceedings unless required by law in order to obtain jurisdiction, but in such event no judgment foreclosing the Lease will be sought, and Lender will not disturb the use and occupancy of Tenant under the Lease so long as Tenant is not in default under any of the terms, covenants or conditions of the Lease and has not prepaid the rent except monthly in advance as provided by the terms of the Lease.

3. Tenant to Attorn to Lender. In the event of a foreclosure of the Mortgage, or upon a sale of the property encumbered thereby pursuant to the power of sale contained therein, or upon a transfer of said property by deed in lieu of foreclosure, then so long as Tenant is not in default under any of the terms, covenants, or conditions of the Lease, or otherwise at Lender’s election, the Lease (subject to Section 4 below) shall continue in full force and effect as a direct lease between the succeeding owner of the said property and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease for the balance of the term of the Lease. Tenant hereby agrees to attorn to and accept any such successor owner as landlord under the Lease, and to be bound by and perform all of the obligations imposed by the Lease, and Tenant agrees to execute and deliver to any such successor owner such further assurance and other documents, including a new lease upon the same terms and conditions of the Lease, confirming the foregoing as such successor owner may reasonably request. Tenant waives the provisions (i) contained in the Lease or any other agreement relating thereto and (ii) of any statute or rule of law now or hereafter in effect which, in either case, may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder by reason of any foreclosure proceeding.

4. Limitations. Notwithstanding the foregoing, neither Lender nor such other purchaser shall in any event be:

(a) liable for the breach of any representations or warranties set forth in the Lease or for any act or omission of any prior landlord (including Borrower) or any agent(s) thereof;

(b) obligated to cure any defaults of any prior landlord (including Landlord) which occurred prior to the time that Lender or such other purchaser succeeded to the interest of such prior landlord under the Lease;

(c) subject to any offsets or defenses which Tenant may be entitled to assert against any prior landlord (including Landlord);

(d) bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance;

(e) bound by any amendment or modification of the Lease made without the written consent of Lender (to the extent such consent is required under the Mortgage); or

(f) liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord (including Landlord), whether or not still held by such prior landlord, unless and until Lender or such other purchaser has actually received for its own account as landlord the full amount of such security deposit.

5. Tenant and Borrower agree for the benefit of Lender that:

(a) Except as specifically provided in the Lease, Tenant and Borrower will not enter into any agreement for the cancellation of the Lease or the surrender of the Demised Premises without Lender’s prior written consent (to the extent such consent is required under the Mortgage), and

(b) Tenant shall pay any and all termination fees over $1,000,000 due and payable under the Lease directly to Lender.

6. Acknowledgment of Assignment of Lease and Rent. Tenant acknowledges that it has notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to Lender as security for the Loan secured by the Mortgage pursuant to the Assignment. In the event that Lender notifies Tenant of a default under the Mortgage and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant agrees that it will honor such demand and pay its rent and all other sums due under the Lease directly to Lender or as otherwise required pursuant to such notice. By its execution hereof, Borrower expressly consents to the foregoing.

7. Limited Liability. Tenant acknowledges that in all events, the liability of Lender and any purchaser shall be limited and restricted to their interest in the Premises and shall in no event exceed such interest.

8. Lender’s Right to Notice of Default and Option to Cure. Tenant will give written notice to Lender of any default by Landlord under the Lease by mailing a copy of the same by certified mail, postage prepaid, addressed as follows (or to such other address as may be specified from time to time by Lender to Tenant):

New York Life Insurance Company

c/o New York Life Real Estate Investors

51 Madison Avenue

New York, New York 10010-1603

Attn: Real Estate Group

Senior Director — Loan Administration Division

Loan No. 374-0565

and

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue — Room N16WC

Milwaukee, WI53202

Attention: Real Estate Investment Department

Loan No. 340123

Upon such notice, Lender shall be permitted and shall have the option, in its sole and absolute discretion, to cure any such default during the period of time during which the Landlord would be permitted to cure such default, but in any event Lender shall have a period of thirty (30) days after the receipt of such notification to cure such default; provided, however, that in the event Lender is unable to cure the default by the exercise of reasonable diligence within such 30-day period, including on account of the need to take possession of the Premises in order to undertake such cure, Lender shall have such additional period of time as may be reasonably required to remedy such default with reasonable dispatch.

9. OFAC. Tenant represents and warrants that Tenant, all persons and entities owning (directly or indirectly) an ownership interest in Tenant and all guarantors of all or any portion of the Lease: (i) are not, and shall not become, a person or entity with whom Lender is restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not, and shall not become, a person or entity with whom Lender is restricted from doing business under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder; and (iii) are not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) and (ii) above.

10. Successors and Assigns. The provisions of this Agreement are binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereof.

11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

12. Governing Law. This Agreement shall be construed and enforced according to the law of the state in which the Premises are located, other than such law with respect to conflicts of law.

13. New Lease. Upon the written request of Lender to Tenant at the time of a foreclosure, trustee’s sale or deed in lieu thereof, the parties agree to execute a lease of the Premises upon the same terms and conditions as the Lease, which lease shall cover any unexpired term of the Lease existing prior to such foreclosure, trustee’s sale or conveyance in lieu of foreclosure.

14. Conflict. This Agreement supersedes any inconsistent provisions of the Lease, and may not be amended or modified except by an agreement in writing executed by all parties hereto.

15. No Modification. Nothing contained in this Agreement shall be construed to derogate from or in any way impair or affect the lien and charge or provisions of the Mortgage, except as specifically set forth herein.

16. Non-Disturbance. Lessee agrees that this Agreement satisfies any condition or requirement in the Lease relating to the granting of a non-disturbance agreement.

17. Miscellaneous. Time is of the essence with respect to all obligations under this Agreement. This Agreement may be modified only by an instrument in writing executed by the party against whom enforcement is sought. Any waivers granted hereunder must be in writing. This Agreement contains the entire agreement between Lender and Tenant relating to the subject matter hereof, and supersedes entirely any and all prior written or oral agreements with respect thereto. The unenforceability or invalidity of any provision of this Agreement as to any party or circumstance shall not render that provision unenforceable or invalid as to any other party or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed these presents as an instrument under seal as of the day and year first above written.

[SIGNATURE PAGES TO FOLLOW]

IF TENANT IS A CORPORATION, USE THIS SIGNATURE PAGE

TENANT

Fusion Pharmaceuticals US Inc.
(Printed Name of Tenant)

a(n) Delaware corporation

By:	/s/ John Valliant
(Signature)

John Valliant
(Printed Name of Signatory)

Its:
Chief Executive Officer
(Title) [Note: should be President or Vice President]

By:	/s/ John J. Crowley
(Signature)

John J. Crowley
(Printed Name of Signatory)

Its:
Chief Financial Officer
(Title) [Note: should be President or Vice President]

COMMONWEALTH OF MASSACHUSETTS

County of ____________________

On this ___ day of _________________, 20___, before me, the undersigned notary public, personally appeared ____________________, as ________________of _________________ proved to me through satisfactory evidence of identification, which was ___________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

Notary Public [Affix Seal]
My commission expires:

IF TENANT IS A LIMITED LIABILITY COMPANY, USE THIS SIGNATURE PAGE

TENANT

(Printed Name of Tenant)

a(n) limited liability company

By:
(Signature)

(Printed Name of Signatory)

Its:

(Title)

COMMONWEALTH OF MASSACHUSETTS

County of ____________________

On this ___ day of _________________, 20___, before me, the undersigned notary public, personally appeared ____________________, as ________________of _________________ proved to me through satisfactory evidence of identification, which was ___________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

Notary Public [Affix Seal] My commission expires:

IF TENANT IS A PARTNERSHIP, USE THIS SIGNATURE PAGE

TENANT

(Printed Name of Tenant)
a(n) partnership

By:
(Signature)

(Printed Name of Signatory)

Its:

(Title)

COMMONWEALTH OF MASSACHUSETTS

County of ____________________

On this ___ day of _________________, 20___, before me, the undersigned notary public, personally appeared ____________________, as ________________of _________________ proved to me through satisfactory evidence of identification, which was ___________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

Notary Public [Affix Seal]
My commission expires:

IF TENANT IS AN INDIVIDUAL, USE THIS SIGNATURE PAGE

TENANT

(Signature)

(Printed Name)

COMMONWEALTH OF MASSACHUSETTS

County of ____________________

On this ___ day of _________________, 20___, before me, the undersigned notary public, personally appeared ____________________, as ________________of _________________ proved to me through satisfactory evidence of identification, which was ___________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

Notary Public [Affix Seal] My commission expires:

LENDER:

NEW YORK LIFE INSURANCE COMPANY,
a New York mutual insurance company

By:

Name:
Title:

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK

                         ,2014

Then personally appeared                             , the                          of New York Life Insurance Company, and acknowledged the foregoing to be his/her free act and deed as aforesaid and the free act and deed of said company, before me.

Notary Public
My commission expires

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY, a Wisconsin
corporation

By:	Northwestern Mutual Investment
Management Company, LLC, a Delaware limited
liability company, its wholly-owned affiliate

By:
Paul J. Hanson, Managing Director

Attest:
Thomas O. Rabenn, Assistant Secretary

STATE OF WISCONSIN	)
)ss
COUNTY OF MILWAUKEE	)

On this 5th day of May, 2015, before me, the undersigned notary public, personally appeared Paul J. Hanson as Managing Director of Northwestern Mutual Real Estate Investments, LLC, a Delaware limited liability company, and Thomas O. Rabenn, who is an Assistant Secretary of Northwestern Mutual Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate of The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, who proved to me through satisfactory evidence of identification to be the persons whose names are signed on the attached document, and each of whom acknowledged to me that they signed it voluntarily for its stated purpose and as their free act and deed and the free act and deed of such entity.

By:
Anna K. Bagstad, Notary Public

My commission expires: October 30, 2018

The terms of the above Agreement are hereby consented, agreed to and acknowledged.

BORROWER:

FORT HILL SQUARE 1 OWNER LLC,
a Delaware limited liability company

By:
Name:
Title:

FORT HILL SQUARE 2 OWNER LLC,
a Delaware limited liability company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS	)
) ss.
COUNTY OF SUFFOLK	)

On this              day of                         , 2014, before me, the undersigned notary public, personally appeared                     , the                      of FORT HILL SQUARE 1 OWNER LLC, a Delaware limited liability company, who proved to me through satisfactory evidence of identification to be the person whose name is signed on the attached document, and acknowledged to me that s/he signed it voluntarily for its stated purpose and as his/her free act and deed and the free act and deed of such entity.

By:
Notary Public My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS	)
) ss.
COUNTY OF SUFFOLK	)

On this              day of                     , 2014, before me, the undersigned notary public, personally appeared                 , the                  of FORT HILL SQUARE 2 OWNER LLC, a Delaware limited liability company, who proved to me through satisfactory evidence of identification to be the person whose name is signed on the attached document, and acknowledged to me that s/he signed it voluntarily for its stated purpose and as his/her free act and deed and the free act and deed of such entity.

By:
Notary Public
My Commission Expires:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT H

TENANT WORK AND INSURANCE SCHEDULE

CONTRACTOR’S INSURANCE REQUIREMENTS

Building:

Landlord:

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1. Contractor agrees to indemnify and save harmless Landlord and its respective officers, employees and agents and their affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting there from) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2. Contractor shall provide and maintain its own expense, until completion of the Work, the following insurance:

(a) Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b) Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:

$3,000,000 per person

$10,000,000 per occurrence

Property Damage:

$3,000,000 per occurrence

$3,000,000 aggregate

(c) Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$1,000,000 per person

$1,000,000 per occurrence

Property Damage:

$1,000,000 per occurrence

3. Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a) Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b) Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limited stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an agreement in the same form as this Agreement.

Agreed to and executed this _____ day of _____________________, 200_.

Contractor:

By:

By:

By:

EXHIBIT I

LETTER OF CREDIT REQUIREMENTS

The Letter of Credit (as defined in the Lease) shall be for the Original Amount, subject to Article X of this Lease. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office in Boston, Massachusetts or New York City that accepts requests for draws on the Letter of Credit, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of the Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date thirty (30) days after the last day of the Term. In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Letter of Credit as determined in good faith by Landlord, then Tenant shall provide a replacement Letter of Credit from an issuer satisfying the terms of this Exhibit within thirty (30) days after Landlord’s notice of such event.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or fail to perform any of its obligations under the Lease and transmittal of a default notice or the running of any cure period is barred or tolled by applicable law, or fail to perform any of its obligations under the Lease and any applicable notice and cure period would expire after the expiration of the Letter of Credit, or (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Exhibit. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

Any amount of the Letter of Credit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash security deposit for the performance by Tenant of its obligations under the Lease. Any cash security deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under the Lease, Landlord may, but shall not be obliged to, apply the cash security deposit to the extent necessary to cure Tenant’s failure. After any such application by Landlord of the Letter of Credit or cash security deposit, as the case may be, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under the Lease, upon demand. Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within thirty (30) days after the expiration or sooner termination of the Term the Letter of Credit and any cash security deposit, to the extent not applied, shall be returned to the Tenant, without interest.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit or cash security deposit to the transferee. Upon such transfer, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

-iii-

PARKING AGREEMENT

Agreement dated October 1,2019, between Fort Hill Square 2 Owner LLC, a Delaware limited liability company (“Landlord”), and Fusion Pharmaceuticals US Inc., a Delaware corporation (“Tenant”).

Reference is made to a Lease of even date (the “Lease”) between Landlord and Tenant. Terms used herein and defined in the Lease shall have the same meaning given in the Lease.

In consideration of the mutual covenants herein contained, Landlord and Tenant hereby agree as follows:

Commencing on the Term Commencement Date and continuing until the expiration or earlier termination of the Term of the Lease, Landlord shall provide Tenant with three (3) monthly passes for Tenant’s use of public parking spaces in the Garage in connection with Tenant’s use and occupancy of the Premises pursuant to the Lease. Such use of the parking spaces shall be on a non-reserved basis. Tenant shall pay for such spaces (whether or not so used) at Landlord’s then current prevailing monthly rate for parking spaces. The prevailing monthly rate for parking spaces shall be subject to change from time to time without notice to Tenant. Such payments shall constitute additional charges for purposes of the Lease. Payments under this Agreement shall be made at the places and times and subject to the conditions specified for payments of Annual Fixed Rent in Section 2.5 of the Lease, or at such other places and times as Landlord shall specify in writing. To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations from time to time promulgated by Landlord.

This Agreement shall terminate upon the expiration or earlier termination of the Lease. If Tenant fails to pay or to use the parking spaces in compliance with any of the provisions and/or covenants of this Agreement and such failure shall continue for more than ten (10) days after notice of such failure in the case of any monetary payment, or in any other case for more than thirty (30) days after notice of such failure, or if Tenant does not use the parking spaces as provided above during any 30-day period, then this Agreement may be terminated immediately upon notice by Landlord.

Any failure to perform or observe any of Tenant’s covenants under this Agreement shall be deemed to be a failure of Tenant to perform or observe a covenant under the Lease including, without limitation, for purposes of Article VII of the Lease.

Landlord’s liability under this Agreement shall be limited to the extent provided in Section 9.1 of the Lease, which is incorporated in this Parking Agreement by reference.

Executed to take effect as a sealed instrument.

LANDLORD:

FORT HILL SQUARE 2 OWNER LLC, a Delaware limited liability company

By:	The Chiofaro Company, Inc., Property management agent for Landlord

By:	/s/ Donald J. Chiofaro
Donald J. Chiofaro President and Treasurer

TENANT:

FUSION PHARMACEUTICALS US INC., a Delaware corporation

By:	/s/ John J. Crowley
Name: John J. Crowley Title:

By:	/s/ John Valliant
Name: John Valliant Title: Chief Executive Officer